Exhibit 99.3

Item 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations (“MD&A”) should be read together with our consolidated financial statements and related notes. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors. Except where the context otherwise requires, the terms “Finance of America Companies,” “Finance of America,” “FOA Equity Capital,” “FoA,” “we,” “us,” or “our” refer to the business of Finance of America Equity Capital LLC and its consolidated subsidiaries.

Overview

Finance of America is a vertically integrated, diversified lending platform that connects borrowers with investors. We offer a diverse set of high quality consumer loan products and distribute financial risk to investors for an up-front cash profit and typically some future performance-based participation. We believe we have a differentiated, less volatile strategy than mono-line mortgage lenders who focus on originating interest rate sensitive traditional mortgages and retain significant portfolios of mortgage servicing rights with large potential future advancing obligations. In addition to our profitable lending operations, we provide a variety of services to lenders through our Lender Services segment, which augments our lending profits with an attractive fee-oriented revenue stream. Our differentiated strategy is built upon a few key fundamental factors:

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We operate in a diverse set of lending markets that benefit from strong, secular tailwinds and are each influenced by different demand drivers, which we believe results in stable and growing earnings with lower volatility and lower mortgage market correlation than a traditional mortgage company.

•

We seamlessly connect borrowers with investors. Our consumer-facing business leaders interact directly with the investor-facing professionals in our Portfolio Management segment, facilitating the development of attractive lending solutions for our customers with the confidence that the loans we generate can be efficiently and profitably sold to a deep pool of investors. While we often retain a future performance-based participation in the underlying cash flows of our loan products, we seek to programmatically and profitably monetize most of our loan products through a variety of investor channels, which minimizes capital at risk.

•

We distribute our products through multiple channels, and utilize flexible technology platforms and a distributed workforce in order to scale our businesses and manage costs efficiently. Our businesses are supported by a centralized business excellence office (“BXO”), providing all corporate support, including IT, Human Resources, Legal, Risk and Compliance. This platform enables us to be product agnostic, with the ability to focus our resources as the opportunity set evolves while not being overly reliant on any individual product. As borrower demands for lending products change, we are able to change with them and continue to offer desirable lending solutions.

Today, we are principally focused on (1) residential mortgage loan products throughout the U.S., offering traditional mortgage loans, reverse mortgage loans, and (2) business purpose loans to real estate investors. We have built a distribution network that allows our customers to interact with us through their preferred method: in person, via a broker or digitally. Our product offering diversity makes us resilient in varying rate and origination environments, and differentiates us from traditional mortgage lenders. Our Lender Services segment supports a range of financial institutions, including our lending companies, with services such as title insurance and settlement services, appraisal management, valuation and brokerage services, fulfillment services, and technology platforms for student loans, consumer loans and home sharing services. In addition to creating recurring third-party revenue streams, these service business lines allow us to better serve our lending customers and maximize our revenue per lending transaction. Furthermore, our Portfolio Management segment provides structuring and product development expertise, allowing innovation and improved visibility of execution for our originations, as well as a broker/dealer and institutional asset management capabilities. These capabilities allowed us to complete profitable sales of our loan products via securitization, including 10 securitizations during an otherwise volatile 2020, demonstrating the high quality and liquidity of the loan products we originate, the deep relationships we have with our investors and the resilience of our business model in any market environment.

The Business Combination

On October 12, 2020, FOA and Replay Acquisition Corp. (“Replay Acquisition”), a publicly traded special purpose acquisition company, agreed to a business combination that will result in Finance of America becoming a publicly listed company. FoA, Replay Acquisition, Finance of America Companies Inc., a Delaware corporation and wholly owned subsidiary of Replay (“New Pubco”); RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Replay Merger Sub”); RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Blocker Merger Sub”); Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”); Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”); BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers” or the “Continuing Unitholders”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 of the Transaction Agreement (as defined below) (the “Seller Representative”), entered into a Transaction Agreement (the “Transaction Agreement”) pursuant to which Replay agreed to combine with FoA in a series of transactions (collectively, the “Business Combination”) that will result in New Pubco becoming a publicly-traded company on the New York Stock Exchange (the “NYSE”) as of April 1, 2021, with trading beginning on April 5, 2021 under the ticker symbol ‘FOA’ ‘and controlling FoA in an “UP-C” structure. For a description of the Business Combination, see “Proposal No. 1 – The Business Combination Proposal” in Replay Acquisition’s Form S-4/A filed with the SEC on February 20, 2021. Replay Acquisition’s central index key number is 0001763731.

Capitalized terms used and not defined herein have the meanings assigned to them in the Proxy Statement/ Prospectus.

Our Segments

We manage our Company in five reportable segments: Portfolio Management, Mortgage Originations, Reverse Originations, Commercial Originations, and Lender Services. A description of the business conducted by each of these segments is provided below:

Portfolio Management

Our Portfolio Management segment provides product development, loan securitization, loan sales, risk management, asset management and servicing oversight services to the enterprise and third-party funds. The team is primarily based in St. Paul, MN and New York, NY.

As part of the vertical integration of our business, our Portfolio Management team acts as the connector between borrowers and investors. The direct connections to investors complete the lending lifecycle in a way that allows us to innovate and manage risk through better price and product discovery. Given our scale, we are able to “do our own deals” and where appropriate, retain assets on balance sheet for attractive return opportunities. These retained investments are a source of growing and recurring earnings.

The retained asset portfolio generally consists of two classifications of assets: short-term investments and long-term investments. Short-term investments are primarily proprietary whole loans and securities that are held for sale and loans bought out from home equity conversion mortgages (“HECM”) securitizations prior to assignment to Government National Mortgage Association (“Ginnie Mae”). Long-term investments are primarily made up of mortgage servicing rights, securitized HECM loans, securitized proprietary whole loans (including retained securities and residual interests in securitization trusts), and whole loans not yet securitized.

The retained assets are initially recorded to the portfolio at a designated fair-value-based transfer price, if originated by any of the Company’s origination segments (“Net origination gains” recognized by the origination segments), or at the price purchased from external parties. Retained financial assets are subsequently recorded at their current fair value on an ongoing basis.

The Portfolio Management segment generates revenue and earnings in the form of gain on sale of loans, fair value gains, interest income, servicing income, fees for underwriting, advisory and valuation services and other ancillary fees.

Mortgage Originations

Our Mortgage Originations segment originates residential mortgage loans through our Finance of America Mortgage LLC (“FAM”) subsidiary. This segment generates revenue through fee-based mortgage loan origination services and the origination and sale of mortgage loans into the secondary market. We generally sell all originated mortgage loans into the secondary market within 30 days of origination and elect whether to sell or retain the rights to service the underlying mortgage loans based on the economics in the market and Company portfolio investment strategies. Whether the Company elects to sell or retain the rights to service the underlying loans, the Mortgage Originations segment realizes the fair value of the mortgage servicing rights in gain on sale. Performance of the retained mortgage servicing rights after origination are accounted for within the Portfolio Management segment results.

The Mortgage Originations segment includes three channels:

•	Distributed Retail - Our distributed retail lending channel relies on mortgage advisors in retail branch locations across the country to acquire, interact with, and serve customers.

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Direct to Consumer - Our direct-to-consumer lending channel relies on our call centers, website and mobile apps to interact with customers. Our primary focus is to assist our customers with a refinance or home purchase by providing them with a needs-based approach to understanding their current mortgage options.

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TPO - Our third-party-originator (“TPO”) lending channel works with mortgage brokers to source loans which are underwritten and funded by us in our name. Counterparty risk is mitigated through quality and compliance monitoring, and all brokers are subject to our eligibility requirements coupled with an annual recertification process.

Our mortgage lending activities primarily consist of the origination and sale of residential mortgage loans to the government sponsored entities (“GSEs”), Federal National Mortgage Association (“Fannie Mae” or “FNMA”), Federal Home Loan Mortgage Corporation (Freddie Mac or (FHLMC”), and Ginnie Mae, as well as private investors. The Mortgage Originations segment generates revenue and earnings in the form of gain on sale of loans, fair value gains, interest income, servicing income, and origination fees earned on the successful origination of mortgage loans.

Reverse Originations

Our Reverse Originations segment originates or acquires reverse mortgage loans through our Finance of America Reverse LLC (“FAR”) subsidiary. This segment originates HECMs, and proprietary jumbo reverse mortgages, referred to as “non-agency reverse mortgages.”

We securitize HECMs into Home Equity Conversion Mortgage-Backed Securities (“HMBS”), which Ginnie Mae guarantees, and sell them in the secondary market while retaining the rights to service. Non-agency reverse mortgages, which compliment the Federal Housing Administration (“FHA”) HECM for higher value homes, may be sold as whole loans to investors or held for investment and pledged as collateral to securitized nonrecourse debt obligations. Non-agency reverse mortgage loans are not insured by the FHA.

We originate reverse mortgage loans through the following channels:

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Retail - Our retail channel consists of a centralized retail platform, which includes a telephone based platform with multiple loan officers in one location. Our retail network controls all of the loan origination process, including sourcing the borrower, processing the application, setting the interest rate, ordering appraisal and underwriting, processing, closing and funding the loan.

•

TPO - Our TPO channel originates through third-party mortgage brokers and correspondent lenders. Our wholesale channel reviews and underwrites the application submitted by our mortgage brokers and correspondent lenders and approves or denies the application and sets the interest rate.

Our reverse mortgage lending activities primarily consist of the origination and securitization of mortgage loans to Ginnie Mae and other private investors. The Reverse Originations segment generates revenue and earnings in the form of fair value gains at the time of origination (“Net origination gains”) and origination fees earned on the successful origination of mortgage loans.

Commercial Originations

Our Commercial Originations segment originates or acquires commercial mortgage loans through our Finance of America Commercial LLC (“FACo”) subsidiary. The segment provides business purpose lending solutions for residential real estate investors in two principal ways: short-term loans to provide rehab and construction of investment properties meant to be sold upon completion, and investor rental loans collateralized by either a single asset or portfolio of properties. The segment does not provide financing for consumer-purpose, owner occupied loans or non-residential purpose commercial lending.

We originate commercial mortgage loans through the following channels:

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Retail - Our retail channel consists of sales team members located throughout the United States with concentrations in Charlotte, NC, Chicago, IL, and Irvine, CA. Our retail network controls all of the loan origination process, including sourcing the borrower, processing the application, setting the interest rate, ordering appraisal and underwriting, processing, closing and funding the loan.

•

TPO - Our TPO channel originates through third-party mortgage brokers and correspondent lenders. Our wholesale channel reviews and underwrites the application submitted by our mortgage brokers and correspondent lenders and approves or denies the application and sets the interest rate.

Our commercial mortgage lending activities primarily consist of the origination, sale or securitization of commercial mortgages to private investors. The Commercial Originations segment generates revenue and earnings in the form of fair value gains at the time of origination (“Net origination gains”) and origination fees earned on the successful origination of mortgage loans.

Lender Services

Our Lender Services segment provides ancillary business services, title agency and title insurance services, mortgage servicing rights (“MSR”) valuation and trade brokerage, and appraisal management services to customers in the residential mortgage, student lending, and commercial lending industries. The segment also operates a foreign branch in the Philippines for fulfillment transactional and administrative support.

Our Lender Services business typically generates revenue and earnings in the form of fee-for-service revenue or commissions on successful MSR trades.

Business Trends and Conditions

There are a number of key factors and trends affecting our results of operations. A summary of key factors impacting our revenue include:

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prevailing interest rates which impact loan origination volume, with declining interest rates leading to increases in refinance volume, and an increasing interest rate environment leading to decreases in the refinance volume;

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housing market trends which also impact loan origination volume, with a strong housing market leading to higher loan origination volume, and a weak housing market leading to lower loan origination volume;

•	demographic and housing stock trends which impact the addressable market size of mortgage, reverse and commercial loan originations;

•	increases in loan modifications, delinquency rates, delinquency status and prepayment speeds; and

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broad economic factors such as the strength and stability of the overall economy, including the unemployment level and real estate values which have been substantially affected by the COVID-19 pandemic, further discussed below. The COVID-19 outbreak poses unique challenges to our business and the effects of the pandemic could adversely impact our ability to originate and service mortgages, manage our portfolio of assets and provide lender services and could also adversely impact our counterparties, liquidity and employees.

Other factors that may affect our cost base include trends in salaries and benefits costs, sales commissions, technology, rent, legal, compliance and other general and administrative costs. Management continually monitors these costs through operating plans.

Impact of COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The COVID-19 pandemic adversely impacted global financial markets and contributed to significant volatility in market liquidity and yields required by market investors in the type of financial instruments originated by the Company’s primary operating subsidiaries. In the U.S., significant fiscal stimulus measures, monetary policy actions and other relief measures have helped to moderate the negative economic impacts of COVID-19, and have supported the economic recovery which began in 2020 and continues into 2021. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted into law. In March 2021, the U.S. federal government passed a $1.9 trillion American Rescue Plan Act (“ARPA”), which together with the CARES Act and other fiscal stimulus measures put in place in 2020, provide for, among other things, funding to state and local governments, direct payments to households, support for small businesses, renter assistance and funding for transport, airlines, healthcare and education. Monetary policy decisions have included quantitative easing and the provision of liquidity to financial institutions and credit markets. In addition, housing measures, such as forbearance on mortgages and suspension of foreclosures and evictions, and various executive orders have helped to provide relief.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this report. The Company’s management is actively monitoring the global situation and its effect on the Company’s financial condition, liquidity, operations, industry, and workforce. Further, the Company cannot estimate the length or gravity of the impact that the COVID-19 pandemic on the residential mortgage and commercial lending industries. As of March 31, 2021, the COVID-19 pandemic continues to impact the economic environment in which the Company conducts business, but did not had a material impact to the Company’s consolidated financial statements for three months ended March 31, 2021. See “—Results of Operations” in this MD&A.

The economic impacts of the COVID-19 pandemic may continue to into 2021, including for example the implementation of the ARPA and the cessation of forbearance options and eviction moratoria. These continuing economic impacts, and the continuation of the pandemic itself, may have an adverse effect on the Company’s results of future operations, financial position, intangible assets and liquidity in fiscal year 2021.

For further discussion on the potential impacts of the COVID-19 pandemic reference “Risk Factors—Risks Related to the Business of New Pubco—Risks Related to COVID-19” in our Super 8-K filed with the SEC on April 7, 2021.

Reorganization Transactions

New Pubco was incorporated in October 2020 and is a holding corporation, the principal asset of which is a controlling interest in FoA. The business, property and affairs of FoA are managed by a board of managers, appointed by New Pubco in its sole discretion. In periods subsequent to the April 1, 2021 closing of the Business Combination, New Pubco will consolidate FoA in its Consolidated Financial Statements and will report a non-controlling interest related to the FoA Units held by the the Continuing Unitholders in New Pubco’s Consolidated Financial Statements.

In connection with the consummation of the Business Combination, we executed several reorganization transactions, as a result of which the limited liability company agreement of FoA was amended and restated to, among other things, reclassify its outstanding limited liability company units into a single new class of units that are referred to as “FoA Units.” New Pubco appointed in its sole discretion the members of the FoA board of managers. For a description of the reorganization transactions, see “Certain Agreements Related to the Business Combination,” in the Proxy Statement/Prospectus.

New Pubco, FoA and the Continuing Unitholders will enter into into an exchange agreement under which they (or certain permitted transferees) have the right (subject to the terms of the exchange agreement) to exchange their FoA Units for shares of New Pubco Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

The Continuing Unitholders hold all of the issued and outstanding shares of FoA’s Class B Common Stock. The shares of Class B Common Stock have no economic rights, but entitle each holder, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes that is equal to the aggregate number of FoA Units held by such holder on all matters on which stockholders of New Pubco are entitled to vote generally. Holders of shares of FoA’s Class B Common Stock vote together with holders of FoA’s Class A Common Stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Factors Affecting the Comparability of our Results of Operations

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Set forth below is a brief discussion of the key factors that may impact the comparability of our results of operations in future operations.

Impact of the Business Combination

New Pubco is a corporation for U.S. federal and state income tax purposes. FoA, was and is treated as a flow-through entity for U.S. federal income tax purposes, and as such, has generally not been subject to U.S. federal income tax at the entity level. Accordingly, other than for certain consolidated subsidiaries of FoA that are structured as corporations and unless otherwise specified, the historical results of operations and other financial information presented does not include any provision for U.S. federal income tax.

Following the consummation of the Business Combination, New Pubco (together with certain corporate subsidiaries through which it owns its interest in FoA) will pay U.S. federal and state income taxes as a corporation on its share of our taxable income. The Business Combination may be accounted for as a business combination using the acquisition method of accounting. Accordingly, the assets and liabilities of FoA would be recorded at their fair values at the date of the consummation of the Business Combination, with any excess of the purchase price over the estimated fair value recorded as goodwill. The application of business combination accounting requires the use of significant estimates and assumptions.

As a result of the application of business combination accounting, the historical Consolidated Financial Statements of FoA are not necessarily indicative of FoA’s future results of operations, financial position and cash flows. For example, increased tangible and intangible assets resulting from adjusting the basis of tangible and intangible assets to their fair value would result in increased depreciation and amortization expense in the periods following the consummation of the Business Combination, and in the future New Pubco may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets that are adjusted to fair value.”

Additionally, in connection with the Business Combination, New Pubco will enter into Tax Receivable Agreements with the TRA Parties that provide for the payment by New Pubco to such owners of 85% of the benefits that New Pubco is deemed to realize as a result of (i) tax basis adjustments that will increase the tax basis of the tangible and intangible assets of New Pubco as a result of sales or exchanges of FoA Units in connection with or after the Business Combination or distributions with respect to the FoA Units prior to or in connection with the Business Combination, (ii) New Pubco’s utilization of certain tax attributes attributable to the Blocker or the Blocker Shareholders, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreements, including tax benefits attributable to payments under the Tax Receivable Agreements.

Impact of Becoming a Public Company

Following the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC and national securities exchanges, requires public companies to implement specified corporate governance practices that were previously inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.

Components of Our Results of Operations

Revenue

Our primary sources of revenue include gains on sale and other income from mortgage loans held for sale, net, net fair value gains on mortgage loans and related obligations, fee income and net interest income (expense).

Gain on sale and other income from mortgage loans held for sale, net

Net gain on sale and other income from mortgage loans held for sale include realized and unrealized gains and losses on loans held for sale, interest rate lock commitments, hedging derivatives, and retained mortgage servicing rights. The Company sells mortgage loans into the secondary market, including sales to the GSEs on a servicing-released basis, where the loans are sold to an investor with the associated MSRs transferred to the investor or to a separate third-party investor. In addition, the Company may opportunistically sell loans on a servicing-retained basis, where the loan is sold and retain the rights to service that loan are retained. Unrealized gains and losses include fair value gains and losses resulting from changes in fair value in the underlying mortgages, interest rate lock commitments, hedging derivatives, and purchases of and retained MSRs, from the time of origination to the ultimate sale of the loan or other settlement of those financial instruments.

Net fair value gains on mortgage loans and related obligations

The majority of our outstanding financial instruments are carried at fair value. The yield recognized on these financial instruments and any changes in estimated fair value are recorded as a component of net fair value gains on mortgage loans and related obligations. See Note 5 - Fair Value within our consolidated financial statements for a discussion of fair value measurements.

Fee Income

We earn various fees from our customers during the process of origination and servicing of loans, as well as providing services to third party customers. These fees include loan servicing and origination fees, title and closing service fees, title underwriting servicing fees, settlement fees, appraisal fees and broker fees. Revenue is recognized when the performance obligations have been satisfied, which is typically at the time of loan origination.

Net interest income (expense)

We earn interest income on mortgage, reverse and commercial loans held for sale. Interest expense incurred on warehouse lines of credit and non-funding debt is included in net interest income (expense). Interest income and interest expense also accrues to loans held for investment, including securitized loans subject to HMBS and other nonrecourse debt. Interest income and expense on loans held for investment and their related obligations are recorded to net fair value gains on mortgage loans and related obligations.

Operating Expenses

Our operating expenses include salaries, benefits and related expenses, occupancy, equipment rentals and other office related expenses, and general and administrative expenses.

Salaries, benefits and related expenses

Salaries, benefits and related expenses includes commissions, bonuses, salaries, benefits, taxes and all payroll related expenses for our employees.

Occupancy, equipment rentals and other office related expenses

Occupancy, equipment rentals and other office related expenses includes rent expense on office space, equipment and other related occupancy costs.

General and administrative expenses

General and administrative expenses primarily include loan origination fees, loan portfolio expenses, professional service fees, business development costs, communications and data processing costs, legal costs such as title and closing, depreciation and amortization and other expenses.

Income Taxes

FoA is currently treated as a flow-through entity for U.S. federal income tax purposes. As a result, entity level taxes at FoA are not significant. Provision for income taxes consists of tax expense primarily related to certain of the consolidated subsidiaries of FoA that are structured as corporations and subject to U.S. federal income taxes as well as state taxes.

After consummation of the Business Combination, New Pubco (together with certain corporate subsidiaries through which it owns its interest in FoA) will be treated as a U.S. corporation for U.S. federal and state income tax purposes and, in periods following the Business Combination, will be subject to U.S. federal income taxes with respect to its allocable share of any taxable income of FoA and will be taxed at the prevailing corporate tax rates. Accordingly, a provision for income taxes will be recorded for the anticipated tax consequences of our reported results of operations for federal income taxes. In addition to tax expenses, we will also incur expenses related to our operations, as well as payments under the Tax Receivable Agreements, which we expect to be significant. We intend to cause FoA to make distributions in an amount sufficient to allow New Pubco to pay its tax obligations and operating expenses, including distributions to fund any payments due under the Tax Receivable Agreements. See “Certain Agreements Related to the Business Combination—Tax Receivable Agreements.” However, our ability to make such distributions may be limited due to, among other things, restrictive covenants in our financing lines of credit and senior notes. New Pubco is a holding company and its only material asset in periods following the Business Combination is its direct and indirect interest in FoA. New Pubco is accordingly dependent upon distributions from FoA to pay taxes, make payments under the Tax Receivable Agreements and pay dividends.

Results of Operations

Consolidated Results

The following table summarizes our consolidated operating results for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Gain on sale and other income from mortgage loans held for sale, net	$291,334	$130,684
Net fair value gains on mortgage loans and related obligations	76,663	13,380
Fee income	152,509	69,956
Net interest expense	(21,705)	(25,761)

Total revenue	498,801	188,259
Total expenses	373,344	230,347

NET INCOME (LOSS) BEFORE TAXES	$125,457	$(42,088)

Net fair value gains on mortgage loans and related obligations

In the table below is a summary of the components of net fair value gains on mortgage loans and related obligations for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Interest income on loans	$160,568	$183,672
Change in fair value of loans	(51,346)	(98,566)
Change in fair value of mortgage backed securities	—	2,287

Net fair value gains on mortgage loans	109,222	87,393

Interest expense on related obligations	(119,201)	(134,357)
Change in fair value of derivatives	43,972	(14,310)
Change in fair value of related obligations	42,670	74,654

Net fair value losses on related obligations	(32,559)	(74,013)

Total net fair value gains on mortgage loans and related obligations	$76,663	$13,380

Principally all of our outstanding financial instruments are carried at fair value. The yield recognized on these financial instruments and any changes in estimated fair value are recorded as a component of net fair value gains on mortgage loans and related obligations in the Consolidated Statements of Operations and Comprehensive Income. However, for certain of our outstanding financing lines of credit, we have not elected to account for these liabilities under the fair value option. Accordingly, interest expense is presented separately on our Consolidated Statements of Operations and Comprehensive Income. Accordingly, interest income on collateralized loans may be reflected in net fair value gains on mortgage loans and related obligations on the Consolidated Statements of Operations and Comprehensive Income, while the associated interest expense on the pledged loans will be included as a component of net interest expense. We evaluate net interest margin (“NIM”) for our outstanding investments through an evaluation of all components of interest income and interest expense.

Certain of our financial instruments, are valued utilizing a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment and repayment assumptions used in the model are based on various factors, with the key assumptions being prepayment and repayment speeds, credit loss frequencies and severity, and discount rate assumptions. Any changes in fair value on these financials instruments is recorded as a gain or loss in net fair value gains on mortgage loans and related obligations on the Consolidated Statement of Operations and Comprehensive Income.

The following table provides an analysis of all components of NIM for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Interest income on commercial and reverse loans	$160,568	$183,672
Interest expense on HBMS and nonrecourse obligations	(119,201)	(134,357)

Net interest margin included in net fair value gains on mortgage loans (1)	41,367	49,315

Interest income on mortgage loans held for sale	12,621	8,093
Interest expense on warehouse lines of credit	(26,546)	(32,449)
Non-funding debt interest expense	(7,756)	(1,417)
Other interest income	40	78
Other interest expense	(64)	(66)

Net interest expense	(21,705)	(25,761)

NET INTEREST MARGIN	$19,662	$23,554

(1)

Net interest margin included in fair value gains on mortgage loans includes interest income and expense on all commercial and reverse loans and their related nonrecourse obligations. Interest income on mortgage loans and warehouse lines of credit are classified in net interest expense. See Note 2 - Summary of Significant Accounting Policies within the consolidated financial statements for additional information on the Company’s accounting related to commercial and reverse mortgage loans.

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Net income before taxes increased $167.5 million or 398.1% primarily as a result of higher gains on loans held for sale, fee income on originated mortgage loans, and fee income from our Lender Services segment, offset partially by higher expenses.

•

Gain on sale and other income from mortgage loans held for sale, net, increased $160.7 million or 122.9% as a result of higher sales volume during the three months ended March 31, 2021 partially offset by decreased margins on sold volume. We sold $8,399.2 million in mortgage loans for the three months ended March 31, 2021 compared to $4,018.6 million for the comparable 2020 period. Weighted average margins on sold loans were 2.4% for the three months ended March 31, 2021 compared to 3.4% for the comparable 2020 period. Gain on sale margins decrease primarily due to the impact of significant increases in market interest rates between the time of loan origination and loan sale during the period and a reduction in overall market loan origination margins.

•

Net fair value gains on mortgage loans and related obligations increased by $63.3 million primarily as a result of $70.5 million in fair value losses from assumption changes taken in the first quarter of 2020 driven largely by unfavorable shocks to fair value yields during the early months of the COVID-19 outbreak. This compares to $2.1 million of fair value losses from assumption changes taken in the first quarter of 2021. See Note 5 - Fair Value within the consolidated financial statements for additional information on assumptions impacting the value of our loans held for investment.

•	Fee income increased $82.6 million or 118.0% as a result of our higher loan origination volumes and growth in fee income from our Lender Services segment.

•

Net interest expense decreased $4.1 million or 15.7% in 2021 due primarily to a lower average cost of funds on our financing lines of credit, offset by increases in interest income on mortgage loans held for sale and non-funding debt interest expense for the three months ended March 31, 2021 compared to the same period 2020.

•

Total expenses increased $143.0 million or 62.1% due to higher salaries, benefits and related expenses combined with increases in general and administrative expenses primarily as a result of our higher loan origination volumes during the 2021 period and overall enterprise growth.

SEGMENT RESULTS

Revenue generated on inter-segment services performed are valued based on estimated market value. Revenue and fees are directly allocated to their respective segments at the time services are performed. Expenses directly attributable to the operating segments are expensed as incurred. Other expenses are allocated to individual segments based on the estimated value of services performed, total revenue contributions, personnel headcount or the equity invested in each segment based on the type of expense allocated. Expenses for enterprise-level general overhead, such as executive administration, are not allocated to the business segments.

Portfolio Management Segment

The following table summarizes our Portfolio Management segment results for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Gain on sale and other income from mortgage loans held for sale, net	$5,065	$5,617
Net fair value gains	2,750	(31,356)
Net interest expense	(14,816)	(24,773)
Fee income	37,086	961

Total revenue	30,085	(49,551)

Total expenses	24,406	$17,372

NET INCOME (LOSS) BEFORE TAXES	$5,679	$(66,923)

Our Portfolio Management segment generates its revenues primarily from the sale and securitization of residential mortgages into the secondary market, fair value gains and losses on loans and MSRs that we hold to maturity, and mortgage advisory fees earned on various investment and trading activities we provide our internal and external customers. The fair value gains and losses include the yield we recognize on the contractual interest income that is expected to be collected based on the stated interest rates of the loans and related liabilities, and any contractual service fees earned while servicing these assets.

Fair value gains and losses in our Portfolio Management segment includes fair value adjustments related to the following assets and liabilities:

•	Loans held for investment, subject to HMBS liabilities, at fair value

•	Loans held for investment, subject to nonrecourse debt, at fair value

•	Loans held for investment, at fair value

•	Mortgage servicing rights, at fair value

•	Loans held for sale, at fair value(1)

•	HMBS liabilities, at fair value; and

•	Nonrecourse debt, at fair value.

(1)	Fair value gains and losses in our Portfolio Management segment for loans held for sale only include fair value adjustments related to loans originated in the Commercial Originations segment.

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Net income before taxes improved primarily as a result of a reduction in the negative FV adjustments realized in the first quarter of 2021 compared to the 2020 period. This was $68.4 million lower market and model assumption-driven losses in 2021. In the first quarter of 2020, Capital markets were affected by the COVID-19 outbreak, with investors requiring significantly increased cost of funds. Due to the higher cost of funds, a write down to the securitized assets in inventory was required, coupled with hedge losses realized during the same quarter of 2020. Capital markets demand and spreads have since returned to more normal levels, and we have adjusted the product guidelines and pricing to reflect the market requirements to produce desired yields. See Note 5 - Fair Value within the consolidated financial statements for additional information.

KEY METRICS

The following table provides a trend in the assets and liabilities under management by our Portfolio Management segment (in thousands):

	March 31, 2021	December 31, 2020
Restricted cash	302,937	$303,925
Loans held for investment, subject to HMBS liabilities, at fair value	10,071,192	9,929,163
Loans held for investment, subject to nonrecourse debt, at fair value	5,291,444	5,396,167
Loans held for investment, at fair value	1,100,544	730,821
Mortgage servicing rights, at fair value	267,364	180,684
Other assets, net	178,263	165,810

Total long-term investment assets	17,211,744	16,706,570

Loans held for sale, at fair value	118,397	142,226

Total earning assets	$17,330,141	$16,848,796

HMBS liabilities, at fair value	$9,926,132	$9,788,668
Nonrecourse debt, at fair value	5,227,943	5,271,842
Other secured financing	1,343,739	1,010,669
Other liabilities	101,515	96,762

Total financing of portfolio	16,599,329	16,167,941

Net equity in earning assets	$730,812	$680,855

The following table provides a summary of some of our Portfolio Management segment’s key metrics (dollars in thousands):

	March 31,
	2021	2020
Mortgage Servicing Rights Portfolio
Loan count	83,032	1,813
Ending unpaid principal balance (“UPB”)	$26,675,358	$402,852
Average unpaid principal balance	$321	$222
Weighted average coupon	3.05%	4.18%
Weighted average age (in months)	5	30
Weighted average FICO credit score	759	729
90+ day delinquency rate	0.11%	0.22%
Total prepayment speed	8.6%	16.0%

Reverse Mortgages
Loan count	58,786	58,731
Active UPB	$13,622,100	$12,488,508
Due and payable	$577,422	$263,295
Foreclosure	$341,011	$374,501
Claims pending	$69,858	$123,897

Ending unpaid principal balance	$14,610,391	$13,250,201
Average unpaid principal balance	$249	$226
Weighted average coupon	4.1%	5.1%
Weighted average age (in months)	44.5	43.7
Percentage in foreclosure	2.3%	2.8%

Commercial (SRL/Portfolio/Fix & Flip)
Loan count	1,675	3,970
Ending unpaid principal balance	$391,538	$886,419
Average unpaid principal balance	$234	$223
Weighted average coupon	7.90%	8.30%
Weighted average loan age (in months)	11	6
SRL conditional prepayment rate	3.2%	—%
SRL non-performing (60+ DPD)	2.7%	2.0%
F&F single month mortality	13.3%	7.4%
F&F non-performing (60+ DPD)	15.9%	3.5%

Agricultural Loans
Loan count	58	32
Ending unpaid principal balance	$123,356	$63
Average unpaid principal balance	$2,127	$2
Weighted average coupon	7.2%	8.0%
Weighted average loan age (in months)	3	1
Conditional prepayment rate	1.0%	1.0%
Conditional default rate	2.0%	2.0%

	For the three months ended March 31,
	2021	2020
Investment and Trading
Number of structured deals	1	2
Structured deals (size in notes)	$571,448	$572,912

Number of whole loan trades	8	2
UPB of whole loan trades	$195,929	$124,165

Revenue

In the table below is a summary of the components of our Portfolio Management segment’s total revenue for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
REVENUE
Gain on sale and other income from mortgage loans held for sale, net	$5,065	$5,617
Interest income	149,875	162,838
Interest expense (nonrecourse)	(114,910)	(127,850)
Net fair value losses on portfolio assets	(32,215)	(66,344)

Net fair value gains	2,750	(31,356)

Net interest expense	(14,816)	(24,773)

Servicing income (MSR)	33,698	104
Underwriting, advisory and valuation fees	997	90
Asset management fees	9	511
Other fees	2,382	256

Fee income	37,086	961

Total revenue	$30,085	$(49,551)

Principally all of our outstanding financial instruments are carried at fair value. The yield recognized on these financial instruments and any changes in estimated fair value are recorded as a component of net fair value gains on mortgage loans and related obligations in the Consolidated Statements of Operations and Comprehensive Income. However, for certain of our outstanding financing lines of credit, we have not elected to account for these liabilities under the fair value option. Accordingly, interest expense is presented separately on our Consolidated Statements of Operations and Comprehensive Income. We evaluate net interest margin (“NIM”) for our outstanding investments through an evaluation of all components of interest income and interest expense.

Certain of our financial instruments, are valued utilizing a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment and repayment assumptions used in the model are based on various factors, with the key assumptions being prepayment speeds, credit loss frequencies and severity, and discount rate assumptions. Any changes in fair value on these financials instruments is recorded as a gain or loss in net fair value gains on mortgage loans and related obligations on the Consolidated Statement of Operations and Comprehensive Income.

The following table provides an analysis of all components of NIM for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Interest income on commercial and reverse loans	$149,875	$162,838
Interest expense on HBMS and nonrecourse obligations	(114,910)	(127,850)

Net interest margin included in net fair value gains on mortgage loans (1)	34,965	34,988

Interest income on mortgage loans held for sale	138	174
Interest expense on warehouse lines of credit	(14,954)	(24,951)
Other interest income	—	4

Net interest expense	(14,816)	(24,773)

NET INTEREST MARGIN	$20,149	$10,215

(1)

Net interest margin included in fair value gains on mortgage loans includes interest income and expense on all commercial and reverse loans and their related nonrecourse obligations. Interest income on mortgage loans and warehouse lines of credit are classified in net interest expense. See Note 2 - Summary of Significant Accounting Policies within the consolidated financial statements for additional information on the Company’s accounting related to commercial and reverse mortgage loans.

In addition, the company measures the performance of the portfolio management assets, excluding ancillary service fees, as follows:

	For the three months ended March 31,
	2021	2020
REVENUE
Gain on sale and other income from mortgage loans held for sale, net	$5,065	$5,617
Net interest expense	(14,816)	(24,773)
Interest income	149,875	162,838
Interest expense (nonrecourse)	(114,910)	(127,850)
Servicing income (MSR)	33,698	104
Net fair value losses on portfolio assets	(32,215)	(66,344)

Net gain on portfolio assets	$26,697	$(50,408)

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Total revenue increased $79.6 million or 161% as a result of negative fair value adjustments recognized during the three months ended March 31, 2020 primarily driven by higher required cost of funds for securitizations during the COVID-19 outbreak. These losses were partially offset by $10.0 million decrease in warehouse interest expense.

•	Interest income decreased $13.0 million due to the weighted average coupon decreasing on our portfolio of loans for the three months ended 2021 compared to the same period in 2020.

•

Interest expense on nonrecourse debt decreased $12.9 million due to issuances of nonrecourse debt in a favorable interest rate environment during the three months ended March 31, 2021 and retirement of nonrecourse debt issued in prior periods.

•	Net interest expense on our warehouse lines decreased $10.0 million due primarily to a lower average cost of funds on our financing lines of credit.

•

Net fair value losses on portfolio assets decreased $34.1 million primarily as a result of higher fair value losses incurred in the first quarter of 2020 primarily driven by higher required cost of funds for securitizations during the COVID-19 pandemic. Financial markets were significantly disrupted resulting in significant negative fair value mark-to-market adjustments during 2020.

Expenses

In the table below is a summary of the components of our Portfolio Management segment’s total expenses for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Salaries and bonuses	$5,650	$4,731
Other salary related expenses	497	369

Total salaries, benefits and related expenses	6,147	5,100

Securitization expenses	4,459	3,333
Servicing related expenses	8,651	5,392
Other general and administrative expenses	4,887	3,393

Total general and administrative expenses	17,997	12,118

Occupancy and equipment rentals	262	154

Total expenses	$24,406	$17,372

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Total expenses increased $7.0 million or 40% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses.

•

Salaries, benefits and related expenses increased $1.0 million or 21%, primarily due to an increase in production related compensation as a result of increased loan originations across our portfolio segments.

•

General and administrative expenses increased $5.9 million or 49% primarily due to increases in fees related to the securitization of assets into nonrecourse securitizations and increased loan portfolio expenses related to the increase in subservicing expense on the retained MSR portfolio, which are included in servicing related expenses above.

Mortgage Originations Segment

The following table summarizes our Mortgage Origination segment’s results for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Gain on sale and other income from mortgage loans held for sale, net	$286,481	$127,291
Fee income	32,731	20,527
Net interest income	891	486

Total revenue	320,103	148,304

Total expenses	224,246	138,191

NET INCOME BEFORE TAXES	$95,857	$10,113

Our Mortgage Originations segment generates its revenues primarily from the origination and sale of residential mortgages, including conforming mortgages, government mortgages insured by the FHA, VA and USDA, non-conforming products such as jumbo mortgages, non-qualified mortgages, and closed-end second mortgages into the secondary market. Revenue from our Mortgage Originations segment includes cash gains recognized on the sale of mortgages, net of any estimated repurchase obligations, realized hedge gains and losses, fair value adjustments on loans held for sale, and any fair value adjustments on our outstanding interest rate lock pipeline and derivatives utilized to mitigate interest rate exposure on our outstanding mortgage pipeline. We also earn origination fees on the successful origination of mortgage loans which are recorded at the time of origination of the associated loans.

We utilize forward loan sale commitments, TBAs, and other forward delivery securities to fix the forward sales price that we will realize in the secondary market and to mitigate the interest rate risk to loan prices that we may be exposed to from the date we enter into rate locks with our customers until the date the loan is sold. We realize hedge gains and losses based on the value of the change in price in the underlying securities. When the position is closed, these amounts are recorded as realized hedge gains and losses.

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Net income before taxes increased $85.7 million or 847.9% as a result of higher loan originations, and a general widening in margins related to GSE and government-guaranteed loan products.

•

Our Mortgage Originations segment had $8,405.3 million in net rate lock volume related to mortgage loans for the three months ended March 31, 2021 compared to $6,216.3 million for the comparable 2020 period. Additionally, our margin on originated mortgage loans increased to 3.4% for the three months ended March 31, 2021 compared to 2.1% for the comparable 2020 period.

•	Fee income increased $12.2 million or 59.5% as a result of higher origination volume during the three months ended March 31, 2021.

•	Total expenses increased $86.1 million or 62.3% as a result of variable expenses related to higher loan origination volume during the three months ended March 31, 2021.

KEY METRICS

The following table provides a summary of some of our Mortgage Origination segment’s key metrics (dollars in thousands):

	For the three months ended
	March 31,
	2021	2020
Loan origination volume (dollars)
Conforming	$5,397,708	$2,599,040
Government	1,068,650	794,813
Non-conforming	1,937,860	826,659

Total loan origination volume	$8,404,218	$4,220,512

Loan origination volume by channel (dollars)
Retail	$5,622,487	$3,210,787
Wholesale/Correspondent	1,706,365	541,378
Consumer direct	1,075,366	468,347

Total loan origination volume by channel	$8,404,218	$4,220,512

Loan origination volume by type (dollars)
Purchase	$2,664,493	$1,698,392
Refinance	5,739,725	2,522,120

Total loan origination volume by type	$8,404,218	$4,220,512

Loan origination volume (units)
Conforming	18,090	9,366
Government	3,426	2,869
Non-conforming	2,472	1,182

Total loan origination volume	23,988	13,417

Loan origination volume by channel (units)
Retail	16,123	10,585
Wholesale/Correspondent	4,745	1,470
Consumer direct	3,120	1,362

Total loan origination volume by channel	23,988	13,417

Loan origination volume by type (units)
Purchase	7,534	6,071
Refinance	16,454	7,346

Total loan origination volume by type	23,988	13,417

Loan sales by investor (dollars)
Agency	$7,246,418	$3,260,543
Private	1,152,810	758,103

Total loan sales by investor	$8,399,228	$4,018,646

Loan sales by type (dollars)
Servicing released	$2,086,550	$3,882,965
Servicing retained	6,312,678	135,681

Total loan sales by type	$8,399,228	$4,018,646

Net rate lock volume	$8,405,313	$6,216,254
Mortgage originations margin (including servicing margin) (1)	3.4%	2.1%
Capitalized servicing rate (in bps)	89.1	94.9

(1)	Calculated for each period as Gain on sale and other income from mortgage loans held for sale, net, divided by Net rate lock volume.

Revenue

In the table below is a summary of the components of our Mortgage Origination segment’s total revenue for the periods indicated (in thousands):

	For the three months ended
	March 31,
	2021	2020
Gain on sale, net	$200,874	$137,414
Provision for repurchases	(2,258)	(2,125)
Realized hedge gains (losses)	74,823	(49,562)
Changes in fair value of loans held for sale	(41,485)	22,301
Changes in fair value of interest rate locks	(49,946)	56,345
Changes in fair value of derivatives/hedges	104,473	(37,082)

Gain on sale and other income from mortgage loans held for sale, net	286,481	127,291

Origination related fee income	32,731	20,527

Net interest income	891	486

Total revenue	$320,103	$148,304

Net interest income was comprised of the following (in thousands):

	For the three months ended
	March 31,
	2021	2020
Interest income	$12,483	$7,918
Interest expense	(11,592)	(7,432)

Net interest income	$891	$486

WAC - loans held for sale	2.9%	3.5%
WAC - warehouse lines of credit	3.0%	3.9%

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Total revenue increased $171.8 million or 115.8% as a result of higher mortgage origination volume and overall higher mortgage originations margin.

•

Gain on sale, net, increased $63.5 million or 46.2% as a result of higher sales volume during the three months ended March 31, 2021 partially offset by decreased margins on sold volume. We sold $8,399.2 million in mortgage loans for the three months ended March 31, 2021 compared to $4,018.6 million for the comparable 2020 period. Weighted average margins on sold loans were 2.4% for the three months ended March 31, 2021 compared to 3.4% for the comparable 2020 period. Gain on sale margins decreased primarily due to the impact of significant increases in market interest rates between the time of loan origination and loan sale during the period and a reduction in overall market loan origination margins.

•

Changes in fair value of loans held for sale decreased $63.8 million or 286.0% as a result of lower net change in the end-of-period mark to market of our higher outstanding originated loan production not yet sold or securitized combined with lower margins on our unsold loan pipeline. The unsold pipeline decreased from $2.0 billion with a weighted average margin of 4.2% at December 31, 2020 to $1.9 billion and 2.1% at March 31, 2021. Comparatively, the unsold pipeline increased from $1.0 billion with a weighted average margin of 2.9% at January 1, 2020 to $1.2 billion and 4.3% at March 31, 2020.

•

Changes in fair value of interest rate locks decreased $106.3 million or 188.6% as a result of lower net change in our interest rate lock pipeline. The fair value of the interest rate lock pipeline decreased from $87.6 million at December 31, 2020 to $37.6 million at March 31, 2021. Comparatively, the fair value of the interest rate lock pipeline increased from $13.9 million at January 1, 2020 to $56.3 million at March 31, 2020.

•	Origination related fee income increased $12.2 million or 59.5% as a result of higher loan origination volume during the three months ended March 31, 2021.

•

The decreases to gain on sale and fair value gains on loans sold, loans held for sale and interest rate lock pipeline driven by increases to market interest rates while those loans were in the pipeline during the three months ended March 31, 2021 were offset by realized and unrealized hedge gains. Conversely, increases to gain on sale and fair value gains on loans sold, loans held for sale and interest rate lock pipeline driven by increases to market interest rates while those loans were in the pipeline during the comparable 2020 period were offset by realized and unrealized hedge losses.

Expenses

In the table below is a summary of the components of our Mortgage Originations segment’s total expenses for the periods indicated (in thousands):

	For the three months ended
	March 31,
	2021	2020
Commissions and bonus	$111,766	$58,829
Salaries	46,232	30,707
Other salary related expenses	18,451	12,450

Total salaries, benefits and related expenses	176,449	101,986

Loan origination fees	14,003	9,125
Loan processing expenses	5,462	2,593
Other general and administrative expenses	23,112	19,109

Total general and administrative expenses	42,577	30,827

Occupancy, equipment rentals and other office related expenses	5,220	5,378

Total expenses	$224,246	$138,191

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Total expenses increased $86.1 million or 62.3% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses.

•

Salaries, benefits and related expenses increased $74.5 million or 73.0%, primarily due to a $52.9 million increase in commissions and bonus expense as a result of the 99.1% increase in origination volume during the three months ended March 31, 2021. Our average headcount increased from 2,540 for the three months ended March 31, 2020 to 3,058 for the 2021 period in order to originate and fulfill the increase in loan origination volume.

•

General and administrative expenses increased $11.8 million or 38.1% primarily due to an increase in loan origination fees as a result of higher origination volumes. Additionally, other general and administrative expenses increased by $4.0 million, primarily attributable to increases in business development and communications and data processing, with a slight offset through a reduction in travel and entertainment expenses.

Reverse Originations Segment

The following table summarizes our Reverse Originations segment’s results for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Net origination gains	$68,449	$34,589
Fee income	558	603

Total revenue	69,007	35,192

Total expenses	23,693	18,584

NET INCOME BEFORE TAXES	$45,314	$16,608

Our Reverse Originations segment generates its revenues primarily from the origination of reverse mortgage loans, including loans insured by FHA, and non-agency jumbo reverse mortgage loans. Revenue from our Reverse Originations segment include both our initial estimate of fair value gains on the date of origination (“Net origination gains”), which is determined by utilizing quoted prices on similar securities or internally-developed models utilizing observable market inputs, in addition to fees earned at the time of origination of the associated loans. We elect to account for all originated loans at fair value. The loans are immediately transferred to our Portfolio Management segment, and any future fair value adjustments, including interest earned, on these originated loans are reflected in revenues of our Portfolio Management segment until final disposition.

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Net income before taxes increased $28.7 million or 172.8% as a result of higher net origination gains on originated reverse mortgage loans.

•

During 2021, the weighted average margin on production was 8.90% compared to 5.27% in 2020. The Reverse Originations segment originated $768.8 million of reverse mortgage loans for the three months ended March 31, 2021 compared to $656.3 million for the 2020 period. The higher loan origination volume is attributable to the favorable interest rate environment and increased market penetration in 2021.

•	Total expenses increased $5.1 million or 27.5% as a result of higher loan origination volume during the three months ended March 31, 2021 compared to the 2020 period.

KEY METRICS

The following table provides a summary of some of our Reverse Originations segment’s key metrics (dollars in thousands):

	For the three months ended March 31,
	2021	2020
Loan origination volume
Total loan origination volume - New originations - dollars(1)	$768,795	$656,277
Total loan origination volume - Tails - dollars(2)	120,775	129,985

Total loan origination volume - dollars	$889,570	$786,262
Total loan origination volume - units	2,864	2,296

Loan origination volume by channel (dollars)(3)
Retail	$127,679	$72,624
TPO	641,116	583,653

Total loan origination volume by channel	$768,795	$656,277

(1)	New loan origination volumes consist of initial reverse mortgage loan borrowing amounts.
(2)	Tails consist of subsequent borrower advances, mortgage insurance premiums, service fees and advances which we are able to subsequently pool into a security.
(3)

Loan origination volumes by channel consist of initial reverse mortgage loan borrowing amounts, exclusive of subsequent borrower advances, mortgage insurance premiums, service fees and advances which we are able to subsequently pool into a security.

Revenue

In the table below is a summary of the components of our Reverse Originations segment’s total revenue for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Net origination gains
Retail	$16,913	$6,489
TPO	99,678	68,098
Acquisition costs	(48,142)	(39,998)

Total net origination gains	68,449	34,589
Fee income	558	603

Total revenue	$69,007	$35,192

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Total revenue increased $33.8 million or 96.1% as a result of higher net origination gains.

•

Net origination gains increased $33.9 million or 97.9% as a result of higher loan origination volume during the three months ended March 31, 2021 combined with increased margins on this origination volume. The higher origination volumes were due to the favorable interest rate environment and increased market penetration during the period. We originated $768.8 million of reverse mortgage loans for the three months ended March 31, 2021, an increase of 17.1%, compared to $656.3 million for the comparable 2020 period. During the three months ended March 31, 2021, the weighted average margin on production was 8.90% compared to 5.27% in 2020, an increase of 68.9%.

Expenses

In the table below is a summary of the components of our Reverse Originations segment’s total expenses for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Salaries and bonuses	$11,692	$9,703
Other salary related expenses	1,395	1,218

Total salaries, benefits and related expenses	13,087	10,921

Loan origination fees	3,258	2,619
Professional fees	2,079	2,106
Other general and administrative expenses	4,958	2,566

Total general and administrative expenses	10,295	7,291

Occupancy, equipment rentals and other office related expenses	311	372

Total expenses	$23,693	$18,584

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Total expenses increased $5.1 million or 27.5% as a result of higher general and administrative expenses combined with an increase in salaries, benefits and related expenses.

•

Salaries, benefits and related expenses increased $2.2 million or 19.8%, primarily due to an increase in average headcount and production related compensation. Average headcount for the three months ended March 31, 2021 was 329 compared to 265 for the 2020 period.

•	General and administrative expenses increased $3.0 million or 41.2% primarily due to higher loan originations in 2021.

Commercial Originations Segment

The following table summarizes our Commercial Originations segment’s results for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Net origination gains	$5,431	$8,561
Fee income	9,079	10,836

Total revenue	14,510	19,397

Total expenses	13,391	15,890

NET INCOME BEFORE TAXES	$1,119	$3,507

Our Commercial Originations segment generates its revenues primarily from the origination of loans secured by 1-8 family residential properties, which are owned for investment purposes as either long-term rentals (“SFR”) or “fix and flip” properties which are undergoing construction or renovation. Revenue from our Commercial Originations segment include both our initial estimate of fair value gains on the date of origination (“Net origination gains”), which is determined by utilizing quoted prices on similar securities or internally-developed models utilizing observable market inputs, in addition to fees earned at the time of origination of the associated loans. We elect to account for all originated loans at fair value. The loans are immediately transferred to our Portfolio Management segment, and any future fair value adjustments, including interest earned, on these originated loans are reflected in revenues of our Portfolio Management segment until final disposition.

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Net income before taxes decreased $2.4 million or 68.1% as a result of lower net origination gains on originated loans combined with lower fee income.

•

We originated $340.9 million in loans for the 2021 period compared to $459.1 million during the 2020 period. Lower loan origination volume is attributable to a reduction in commercial production and a decrease in capital market demand for non-GSE or government loan products since the COVID-19 outbreak began in March of 2020. Production volume and margins have been rebuilding and are approaching pre- COVID-19 levels.

•	Fee income decreased $1.8 million or 16.2% primarily as a result of the 25.7% decrease in origination volume during the 2021 period.

KEY METRICS

The following table provides a summary of some of our Commercial Originations segment’s key metrics (dollars in thousands):

	For the three months ended March 31,
	2021	2020
Loan origination volume (dollars)(1)
Portfolio	$59,458	$39,695
SRL	104,992	89,187
Fix & flip	90,018	169,621
New construction	3,422	95,855
Agricultural	83,013	64,728

Total loan origination volume	$340,903	$459,086

Loan origination volume (units)(1)
Portfolio	71	22
SRL	643	543
Fix & flip	430	818
New construction	13	291
Agricultural	27	28

Total loan origination volume	1,184	1,702

(1)	Loan originations volume and units consist of approved total borrower commitments. These amounts include amounts available to our borrowers but have not yet been drawn upon.

Revenue

In the table below is a summary of the components of our Commercial Originations segment’s total revenue for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Net origination gains	$5,431	$8,561
Fee income	9,079	10,836

Total revenue	$14,510	$19,397

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Total revenue decreased $4.9 million or 25.2% as result of lower net origination gains combined with lower fee income.

•

We originated $340.9 million in commercial loans for the three months ended March 31, 2021 compared to $459.1 million during the 2020 period. Lower loan origination volume is attributable to reduced production volume due to the COVID-19 outbreak and impact to capital markets demand for non-GSE or government loan products in 2020. Production volumes and margins have been rebuilding from the temporary deferment of commercial production in March to May of 2020 and are approaching pre-COVID-19 levels.

•	Fee income decreased $1.8 million or 16.2% primarily as a result of a 25.7% decrease in loan origination volume during the three months ended March 31, 2021.

Expenses

In the table below is a summary of the components of our Commercial Originations segment’s total expenses for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Salaries	$4,769	$4,127
Commissions and bonus	2,092	2,820
Other salary related expenses	797	947

Total salaries, benefits and related expenses	7,658	7,894

Loan origination fees	3,140	4,542
Professional fees	891	1,449
Other general and administrative expenses	1,164	1,833

Total general and administrative expenses	5,195	7,824

Occupancy, equipment rentals and other office related expenses	538	172

Total expenses	$13,391	$15,890

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Total expenses decreased $2.5 million or 15.7% primarily as a result of lower general and administrative expenses.

•

General and administrative expenses decreased $2.6 million or 33.6% primarily due to the decrease in loan origination fees as a result of the 25.7% decrease in loan origination volume during the three months ended March 31, 2021.

Lender Services Segment

The following table summarizes our Lender Services segment’s results for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Fee income	$76,385	$41,258
Net interest (expense) income	(36)	9

Total revenue	76,349	41,267

Total expenses	62,970	38,595

NET INCOME BEFORE TAXES	$13,379	$2,672

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Net income before taxes increased $10.7 million or 400.7% as a result of increased fee income, primarily driven by an increase in title insurance underwriting, increased title agent closings in a lower interest rate environment and a larger client base.

•

Fee income increased or $35.1 million or 85.1% as a result of higher title insurance underwriting, title insurance orders, and title agent closings during the three months ended March 31, 2021 compared to the 2020 period.

•

Total expenses increased $24.4 million or 63.2% as a result of higher salaries and benefits combined with higher general and administrative expenses as a result of the 272.9% increase in title insurance underwriting and 118.1% increase in residential mortgage loan closings in 2021.

KEY METRICS

The following table provides a summary of some of our Lender Services segment’s key metrics:

	For the three months ended March 31,
	2021	2020
Incenter Title Agent Orders	54,960	34,615
Incenter Title Agent Closings	46,991	21,550
Total appraisals	7,427	4,021
Title Insurance Underwriter Policies	48,814	13,092
FTE Count for Fulfillment Revenue	858	704
Total MSR valuations performed	124	134

Revenue

In the table below is a summary of the components of our Lender Services segment’s total revenue for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Title agent and closing services	$31,750	$23,531
Insurance underwriting services	33,322	9,022
Student and consumer loan origination services	2,012	2,922
Fulfillment services	6,779	3,806
MSR trade brokerage, valuation and other services	2,462	1,974
Other income	60	3
Net interest (expense) income	(36)	9

Total revenue	$76,349	$41,267

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Total revenue increased $35.1 million or 85.0% as a result of higher title agent closings, and an increase in insurance underwriting services.

•

In 2021, we acted as title agent on 46,991 loan closings, compared to 21,550 loan closings in the 2020 period, an increase of 118.1%. We underwrote 48,814 policies during the three months ended March 31, 2021, compared to 13,092 underwritten policies for the 2020 period, an increase of 272.9%. These increases were primarily the result of the favorable interest rate environment during the three months ended March 31, 2021 compared to 2020.

•

MSR trade brokerage, valuation and other services increased $0.5 million or 24.7% for the three months ended March 31, 2021 compared to 2020, respectively. In 2021, we acted as broker for over $8,750.4 million in co-issue MSR sales, compared to $664.1 million in co-issue MSR sales in 2020.

Expenses

In the table below is a summary of the components of our Lender Services segment’s total expenses for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Salaries	$16,715	$8,713
Commissions and bonus	7,045	3,952
Other salary related expenses	4,001	2,911

Total salaries, benefits and related expenses	27,761	15,576

Title and closing	25,062	15,995
Communication and data processing	2,960	1,929
Fair value change in deferred purchase price liability	—	69
Other general and administrative expenses	6,040	4,136

Total general and administrative expenses	34,062	22,129

Occupancy, equipment rentals and other office related expenses	1,147	890

Total expenses	$62,970	$38,595

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Total expenses increased $24.4 million or 63.2% as a result of higher salaries, benefits and related expenses combined with an increase in general and administrative expenses.

•

Salaries, benefits and related expenses increased $12.2 million or 78.2%, primarily due to the staffing required to support the 118.1% increase in title agent closings and 272.9% increase in title insurance underwriting policies. Commissions and bonus expense increased $3.1 million in conjunction with the increase in revenue.

•

General and administrative expenses increased $11.9 million or 53.9% primarily due to higher title and closing expenses incurred associated with the 118.1% increase in title agent closings and 272.9% increase in title insurance underwriting policies.

Corporate and Other

Our Corporate and Other segment consists of our BXO and other corporate services groups. These groups support our operating segments, and the cost of services directly supporting the operating segments are allocated to those operating segments on a cost of service basis. Enterprise-focused Corporate and Other expenses that are not incurred in direct support of the operating segments are kept unallocated within our Corporate and Other segment.

The following table summarizes our Corporate and Other segment’s results for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Net interest expense	$(7,744)	$(1,416)
Other expense	(9,464)	—

Total interest and other expense	(17,208)	(1,416)

Total expenses	18,683	6,649

NET LOSS	$(35,891)	$(8,065)

In the table below is a summary of the components of our Corporate and Other segment’s total expenses for the periods indicated (in thousands):

	For the three months ended March 31,
	2021	2020
Salaries and bonuses	$22,779	$10,501
Other salary related expenses	3,306	1,721
Shared services - payroll allocations	(18,657)	(9,321)

Total salaries, benefits and related expenses	7,428	2,901

Communication and data processing	3,015	1,334
Professional fees	10,334	1,415
Other general and administrative expenses	1,481	1,358
Shared services - general and administrative allocations	(3,694)	(796)

Total general and administrative expenses	11,136	3,311

Occupancy, equipment rentals and other office related expenses	119	437

Total expenses	$18,683	$6,649

For the three months ended March 31, 2021 versus the three months ended March 31, 2020

Net loss increased $27.8 million or 345.0% as a result of higher interest expense on non-funding corporate debt, fair value adjustment to minority investments, higher general and administrative expenses, net of allocations, combined with higher salaries, benefits and related expenses, net of allocations.

•

Total interest and other expense increased $15.8 million or 1,115.3% as a result of a $9.5 million decrease in the fair value of minority investments combined with $7.7 million of interest expense related to the senior unsecured notes issued in November 2020.

•

General and administrative expenses, net of shared services allocations, increased $7.8 million or 236.3% due to higher professional fees, including legal and accounting advisory fees related to the Business Combination.

•

Salaries, benefits, and related expenses, net of allocations, increased $4.5 million or 156.1% primarily due to an increase in average headcount and bonus compensation. Average headcount for the three months ended March 31, 2021 was 353 compared to 263 for the 2020 period.

NON-GAAP FINANCIAL MEASURES

The presentation of non-GAAP measures is used to enhance the investors’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These key financial measures provide an additional view of our performance over the long-term and provide useful information that we use in order to maintain and grow our business.

Adjusted EBITDA

We define Adjusted EBITDA as earnings before change in fair value of loans and securities held for investment due to assumption changes, interest on non-funding debt, depreciation, amortization and other impairments, change in fair value of earnouts, share-based compensation, change in fair value of minority investments and certain non-recurring costs. We manage our Company by each of our operating and non-operating segments: Loan Originations (made up of Mortgage, Reverse, and Commercial Originations segments), Portfolio Management, Lender Services and Corporate and Other. We evaluate the performance of our segments through the use of Adjusted EBITDA as a non-GAAP measure. Management considers Adjusted EBITDA important in evaluating our business segments and the Company as a whole. Adjusted EBITDA is a supplemental metric utilized by our management team to assess the underlying key drivers and operational performance of the continuing operations of the business and our operating segments. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted EBITDA is not a presentation made in accordance with GAAP and our use of this measure and term may vary from other companies in our industry.

Adjusted EBITDA provides visibility to the underlying operating performance by excluding the impact of certain items, including income taxes, interest expense on non-funding debt, depreciation of fixed assets, amortization of intangible assets and other impairments, share-based compensation, changes in fair value of loans and securities held for investment due to assumption changes, change in fair value of earnouts and minority investments, and other non-recurring costs that management does not believe are representative of our core earnings. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with our intent of providing a supplemental means of evaluating our operating performance.

Adjusted EBITDA should not be considered as an alternate to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determine in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations of this metric are:

•	cash expenditures for future contractual commitments;

•	cash requirements for working capital needs;

•	cash requirements for certain tax payments; and

•	all non-cash income/expense items reflected in the Consolidated Statements of Cash Flows.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or distribute to stockholders. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as a supplement. Users of our financial statements are cautioned not to place undue reliance on Adjusted EBITDA.

The following table provides a reconciliation of our net income (loss) before taxes to adjusted EBITDA (in thousands):

	For the three months ended March 31,
	2021	2020
Net income (loss) before taxes to Adjusted EBITDA Reconciliation
Net income (loss) before taxes	$125,457	$(42,088)
Adjustments for:
Change in fair value of loans and securities held for investment due to assumption changes(1)	2,143	70,532
Interest expense on non-funding debt	7,706	1,076
Depreciation, amortization and other impairments	2,792	2,373
Change in fair value of earnouts(2)	30	273
Change in fair value of minority investments(3)	9,464	—
Certain non-recurring costs(4)	6,719	2,829

Adjusted EBITDA	$154,311	$34,995

(1)

Change in Fair Value of Loans and Securities Held for Investment due to Assumption Changes - This adjustment relates to changes in the significant market or model input components of the fair value for loans and securities which are held for investment, net of related liabilities. We include an adjustment for the significant market or model input components of the change in fair value because, while based on real observable and/or predicted changes in drivers of the valuation of assets, they may be mismatched in any given period with the actual change in the underlying economics or when they will be realized in actual cash flows. We do not record this change as a separate component in our financial records, but have generated this information based on modeling and certain assumptions. Changes in Fair Value of Loans and Securities Held for Investment due to Assumption Changes includes changes in fair value for the following mortgage servicing rights, loans held for investment, and related liabilities:

1.	Reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value;
2.	Mortgage loans held for investment, subject to nonrecourse debt, at fair value;
3.	Mortgage loans held for investment, at fair value;
4.	Debt Securities;
5.	Mortgage servicing rights, at fair value;
6.	HMBS related obligations, at fair value; and
7.	Nonrecourse debt, at fair value.

The adjustment for changes in fair value of loans and securities held for investment due to assumption changes is calculated based on changes in fair value associated with the above assets and liabilities calculated in accordance with GAAP, excluding the period-to-date estimated impact of the change in fair value attributable to current period additions and the change in fair value attributable to portfolio run-off, net of hedge gains and losses and any securitization expenses incurred in securitizing our mortgage loans held for investment, subject to nonrecourse debt. This adjustment represents changes in accounting estimates that are measured in accordance with US GAAP. Actual results may differ from those estimates and assumptions due to factors such as changes in the economy, interest rates, secondary market pricing, prepayment assumptions, home prices or discrete events affecting specific borrowers, and such differences could be material. Accordingly, this number should be understood as an estimate and the actual adjustment could vary if our modeling is incorrect.

(2)

Change in Fair Value of Earnouts - We are obligated to pay contingent consideration to sellers of acquired businesses based on future loan originations and profits. Change in fair value of earnouts represents impacts to revenue or expense due to changes in the estimated fair value of expected payouts as a result of changes in various assumptions, including future loan origination volumes, projected earnings and discount rates.

(3)

Change in Fair Value of Minority Investments - The adjustment to minority equity investments and debt investments is based on the change in fair value, which is an item that management believes should be excluded when discussing our ongoing and future operations. Although the change in fair value of minority equity investments and debt investments is a recurring part of our business, we believe the adjustment is appropriate as the fair value fluctuations from period to period make it difficult to analyze core-operating trends.

(4)

Certain Non-Recurring Costs - This adjustment relates to various one-time expenses and adjustments that management believes should be excluded as they do not relate to a recurring part of the core business operations. These items include certain one-time charges including estimated settlements for legal and regulatory matters, acquisition related expenses and other one-time charges.

Liquidity and Capital Resources

Impact of the Business Combination

New Pubco is a holding company and has no material assets other than its direct and indirect ownership of FoA Units. New Pubco has no independent means of generating revenue. FoA makes distributions to its holders of FoA Units, including New Pubco and the Continuing Unitholders, in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the Tax Receivable Agreements and dividends, if any, declared by it.

Deterioration in the financial condition, earnings or cash flow of FoA and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, the terms of our financing arrangements, including financing lines of credit and senior notes, contain covenants that may restrict FoA and its subsidiaries from paying such distributions, subject to certain exceptions. In addition, one of our subsidiaries, FAM, is subject to various regulatory capital and minimum net worth requirements as a result of their mortgage origination and servicing activities. Further, FoA is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of FoA (with certain exceptions) exceed the fair value of its assets. Subsidiaries of FoA are generally subject to similar legal limitations on their ability to make distributions to FoA.

Our cash flows from operations, borrowing availability and overall liquidity are subject to risks and uncertainties. We may not be able to obtain additional liquidity on reasonable terms, or at all. Additionally, our liquidity and our ability to meet our obligations and to fund our capital requirements are dependent on our future financial performance, which is subject to general economic, financial, and other factors that are beyond our control. Accordingly, our business may not generate sufficient cash flow from operations and future borrowings may not be available from additional indebtedness or otherwise to meet our liquidity needs. Although we have no specific current plans to do so, if we decide to pursue one or more significant acquisitions, we may incur additional debt or sell additional equity to finance such acquisitions, which would result in additional expenses or dilution.

Tax Receivable Agreements

New Pubco will enter into Tax Receivable Agreements with certain of FoA’s existing owners that provides for the payment by New Pubco to such existing owners of 85% of the benefits, if any, that New Pubco is deemed to realize as a result of (i) tax basis adjustments that increased the tax basis of the tangible and intangible assets of FoA as a result of sales or exchanges of FoA Units in connection with or after the Business Combination or distributions with respect to the FoA Units prior to or in connection with the Business Combination, (ii) New Pubco’s utilization of certain tax attributes attributable to the Blockers or the Blocker Shareholders, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreements, including tax benefits attributable to payments under the Tax Receivable Agreements. These increases in tax basis generated over time may increase (for tax purposes) New Pubco’s depreciation and amortization deductions and, therefore, these adjustments and other tax attributes may reduce the amount of tax that New Pubco would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis or other tax attributes, and a court could sustain such a challenge. The anticipated tax basis adjustments upon exchanges of FoA Units for shares of Class A Common Stock may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. Actual tax benefits realized by New Pubco may differ from tax benefits calculated under the Tax Receivable Agreements as a result of the use of certain assumptions in the Tax Receivable Agreements, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreements is an obligation of New Pubco and not of FoA. New Pubco expects to benefit from the remaining 15% of cash tax benefits, if any, it realizes from such tax benefits. For purposes of the Tax Receivable Agreements, the cash tax benefits will be computed by comparing the actual income tax liability of New Pubco to the amount of such taxes that New Pubco would have been required to pay had there been no tax basis adjustments of the assets of New Pubco as a result of sales or exchanges and no utilization of certain tax attributes attributable to the Blockers or Blocker Shareholders, and had New Pubco not entered into the Tax Receivable Agreements. The term of the Tax Receivable Agreements will continue until all such tax benefits have been utilized or expired, unless (i) New Pubco exercises its right to terminate the Tax Receivable Agreements for an amount based on the agreed payments remaining to be made under the Tax Receivable Agreements, or (ii) New Pubco breaches any of its material obligations under the Tax Receivable Agreements or certain change of control events occur, in which case all obligations generally will be accelerated and due as if New Pubco had exercised its right to terminate the Tax Receivable Agreements. Estimating the amount of payments that may be made under the Tax Receivable Agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The anticipated tax basis adjustments, as well as the amount and timing of any payments under the Tax Receivable Agreements, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A Common Stock at the time of the exchange, the extent to which such exchanges are taxable, the amount of tax attributes, changes in tax rates and the amount and timing of our income.

The payments that New Pubco may make under the Tax Receivable Agreements are expected to be substantial. The payments under the Tax Receivable Agreements are not conditioned upon continued ownership of New Pubco or FoA by the Continuing Unitholders.

We anticipate that New Pubco will account for the effects of these increases in tax basis and associated payments under the Tax Receivable Agreements arising from exchanges in connection with or after the Business Combination as follows:

•	New Pubco will record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates at the date of the exchange;

•

to the extent we estimate that New Pubco will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, New Pubco will reduce the deferred tax asset with a valuation allowance; and

•

New Pubco will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the Tax Receivable Agreements and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

•

All of the effects of changes in any of New Pubco’s estimates after the date of the exchange will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

Sources and Uses of Cash

Our primary sources of funds for liquidity include: (i) payments received from sale or securitization of loans; (ii) payments from the liquidation or securitization of our outstanding participating interests in loans; and (iii) advance and warehouse facilities, other secured borrowings and the unsecured senior notes.

Our primary uses of funds for liquidity include: (i) funding of borrower advances and draws on outstanding loans; (ii) originations of loans; (iii) payment of operating expenses; (iv) repayment of borrowings and repurchases or redemptions of outstanding indebtedness, and (v) distributions to shareholders for the estimated taxes on pass-through taxable income.

Our cash flows from operating activities, as well as capacity through existing facilities, provide adequate resources to fund our anticipated ongoing cash requirements. We rely on these facilities to fund operating activities. As the facilities mature, we anticipate renewal of these facilities will be achieved. Future debt maturities will be funded with cash and cash equivalents, cash flow from operating activities and, if necessary, future access to capital markets. We continue to optimize the use of balance sheet cash to avoid unnecessary interest carrying costs.

Cash Flows

Our cash increased $113.7 million for the three months ended March 31, 2021 and decreased $38.1 million for three months ended March 31, 2020. The increase in cash flows for the 2021 period was primarily driven by an increase in proceeds on our loan sales of mortgage loans held for sale, net of origination activity. These cash inflows were partially offset by payments on our outstanding HMBS liabilities, net of new HMBS issuances.

Operating Cash Flow

Net cash provided by (used in) operating activities totaled $118.0 million and $(133.4) million for the three months ended March 31, 2021 and 2020, respectively.

Cash provided by operating activities increased $251.4 million for the three months ended March 31, 2021 compared to three months ended March 31, 2020. The increase was primarily attributable to higher gain on sale, net, as a result of higher sales volume during the period combined with increased realized hedge gain proceeds. We sold $8,399.2 million in residential mortgage loans held for sale during the period compared to $4,018.6 million in the prior period. Weighted average margins on sold loans were 2.4% for 2021 compared to 3.40% for 2020. Cash proceeds from the higher sales volumes were partially offset by an increase in cash used for originations of residential mortgage loans during the period. We originated $8,404.2 million in residential mortgage loans during the period compared to $4,220.5 million in the prior period.

Investing Cash Flow

Net cash used in investing activities totaled $312.0 million and $452.1 million for the three months ended March 31, 2021 and 2020, respectively.

The decrease of $140.0 million in cash used in our investing activities during the three months ended March 31, 2021, compared to three months ended March 31, 2020, was primarily attributable to higher proceeds on mortgage loans held for investment and mortgage loans held for investment, subject to nonrecourse debt during the 2021 compared to 2020. These amounts were partially offset by higher loan origination volumes on loans held for investment, primarily for reverse mortgage loans. We originated $889.6 million of reverse mortgage loans during 2021 compared to $786.3 million in 2020. Reverse mortgage loans originated consist of initial reverse mortgage loan borrowing amounts, and additional participations and accretions of reverse mortgage loans, including subsequent borrower advances, mortgage insurance premiums, service fees and advances for which we are able to subsequently pool into a security.

Financing Cash Flow

Net cash provided by financing activities totaled $307.7 million and $547.4 million for the three months ended March 31, 2021 and 2020, respectively.

The decrease of $239.7 million in cash provided by our financing activities during the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was primarily attributable to a decrease in net proceeds from our financing lines of credit of $367.1 million compared to $466.3 million, respectively, a decrease in net proceeds from nonrecourse debt of $(78.8) million compared to $115.3 million, respectively, and member distributions of $75.0 million in 2021. The decrease in net proceeds provided from our financing lines of credit was partially offset by higher net proceeds on issuance of securitization of reverse mortgage loans subject to HMBS obligations of $96.0 million in 2021 compared to $(33.9) million in 2020.

Financial Covenants

Our credit facilities contain various financial covenants, which primarily relate to required tangible net worth amounts, liquidity reserves, leverage ratio requirements, and profitability requirements. These covenants are measured at our operating subsidiaries. As of March 31, 2021, we were in compliance with all of our required financial covenants.

Seller/Servicer Financial Requirements

We are also subject to net worth, capital ratio and liquidity requirements established by the Federal Housing Finance Agency (“FHFA”) for Fannie Mae and Freddie Mac Seller/Servicers, and Ginnie Mae for single family issuers. In both cases, these requirements apply to our operating subsidiaries, FAM and FAR, which are licensed sellers/ servicers of the respective GSEs. As of March 31, 2021, we were in compliance with all of our seller/servicer financial requirements for FHA and Ginnie Mae. For additional information see Note 28 - Liquidity and Capital Requirements within the consolidated financial statements.

Minimum Net Worth

The minimum net worth requirement for Fannie Mae and Freddie Mac is defined as follows:

•	Base of $2.5 million plus 25 basis points of outstanding UPB for total loans serviced.

•	Tangible Net Worth comprises of total equity less goodwill, intangible assets, affiliate receivables and certain pledged assets.

The minimum net worth requirement for Ginnie Mae is defined as follows:

•

The sum of (i) base of $2.5 million plus 35 basis points of the issuer’s total single-family effective outstanding obligations, and (ii) base of $5 million plus 1% of the total effective HMBS outstanding obligations.

•

Tangible Net Worth is defined as total equity less goodwill, intangible assets, affiliate receivables and certain pledged assets. Effective for fiscal year 2020, under the Ginnie Mae MBS Guide, the issuers will no longer be permitted to include deferred tax assets when computing the minimum net worth requirement.

Minimum Capital Ratio

•	In addition to the minimum net worth requirement, we are also required to hold a ratio of Tangible Net Worth to Total Assets (excluding HMBS securitizations) greater than 6%.

•	FAR received a permanent waiver for the minimum outstanding capital requirements from Ginnie Mae.

Minimum Liquidity

The minimum liquidity requirement for Fannie Mae and Freddie Mac is defined as follows:

•	3.5 basis points of total Agency Mortgage Servicing, plus

•	Incremental 200 basis points times the sum of the following:

•	The total UPB of nonperforming (90 or more days delinquent) Agency Mortgage Servicing that is not in forbearance, plus

•	The total UPB of nonperforming (90 or more days delinquent) Agency Mortgage Servicing that is in forbearance and which were delinquent at the time it entered forbearance, plus

•	30% of the UPB of nonperforming (90 or more days delinquent) Agency Mortgage Servicing that is in forbearance and which were current at the time it entered forbearance

•	This liquidity must only be maintained to the extent this sum exceeds 6% of the total Agency Mortgage Servicing UPB.

•

Allowable assets for liquidity may include: cash and cash equivalents (unrestricted), available for sale or held for trading investment grade securities (e.g., Agency MBS, Obligations of GSEs, US Treasury Obligations); and unused/available portion of committed servicing advance lines.

The minimum liquidity requirement for Ginnie Mae is defined as follows:

•	Maintain liquid assets equal to the greater of $1.0 million or 10 basis points of our outstanding single-family MBS.

•	Maintain liquid assets equal to at least 20% of our net worth requirement for HECM MBS.

Summary of Certain Indebtedness

The following description is a summary of certain material provisions of our outstanding indebtedness. As of March 31, 2021, our debt obligations were approximately $18,663.0 billion. This summary does not restate the terms of our outstanding indebtedness in its entirety, nor does it describe all of the material terms of our indebtedness.

Warehouse Lines of Credit

Mortgage facilities

As of March 31, 2021, our Mortgage Originations segment had $3.1 billion in warehouse lines of credit collateralized by first lien mortgages with $1.9 billion aggregate principal amount drawn through 13 funding facility arrangements with 13 active lenders. These facilities are generally structured as master repurchase agreements under which ownership of the related eligible loans is temporarily transferred to a lender or as participation arrangements pursuant to which the lender acquires a participation interest in the related eligible loans. The funds advanced to us are generally repaid using the proceeds from the sale or securitization of the loans to, or pursuant to, programs sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae or to private secondary market investors, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.

When we draw on these facilities, we generally must transfer and pledge eligible loans to the lender, and comply with various financial and other covenants. The facilities generally have one-year terms and expire at various times during 2021. Under our facilities, we generally transfer the loans at an advance rate less than the principal balance or fair value of the loans (the “haircut”), which serves as the primary credit enhancement for the lender. Since the advances to us are generally for less than 100% of the principal balance of the loans, we are required to use working capital to fund the remaining portion of the principal balance of the loans. The amount of the advance that is provided under the various facilities ranges from 94% to 100% of the market value or principal balance of the loans. Upon expiration, management believes it will either renew its existing warehouse facilities or obtain sufficient additional lines of credit. The interest rate on all outstanding facilities is LIBOR plus applicable margin.

The following table presents additional information about our Mortgage Originations segment’s warehouse facilities as of March 31, 2021 (in thousands):

Mortgage Warehouse Facilities	Maturity Date	Total Capacity	March 31, 2021
April 2021 $350M Facility(1)	April 2021	$350,000	$244,633
May 2021 $250M Facility(1)(2)	May 2021	250,000	215,401
July 2021 $150M Facility(1)	July 2021	150,000	137,486
August 2021 $300M Facility(2)	August 2021	300,000	69,587
August 2021 $200M Facility(2)	August 2021	200,000	122,513
October 2021 $250M Facility(2)	October 2021	250,000	227,789
October 2021 $200M Facility(2)	October 2021	200,000	120,156
November 2021 $150M Facility(1)	November 2021	150,000	118,611
February 2022 $300M Facility(2)	February 2022	300,000	5,080
March 2022 $300M Facility(2)	March 2022	300,000	166,592
March 2022 $225M Facility	March 2022	225,000	189,820
March 2022 $200M Facility(2)	March 2022	200,000	171,598
March 2022 $200M Facility(2)	March 2022	200,000	118,041

Total mortgage warehouse facilities		$3,075,000	$1,907,307

(1)	See Note 32 - Subsequent Events within the consolidated financial statements for additional information on facility amendments.
(2)	Denotes uncommitted facilities

Reverse mortgage facilities

As of March 31, 2021, our Reverse Originations segment had $1.2 billion in warehouse lines of credit collateralized by first lien mortgages with $0.7 billion million aggregate principal amount drawn through 7 funding facility arrangements with 8 active lenders. These facilities are generally structured as master repurchase agreements under which ownership of the related eligible loans is temporarily transferred to a lender, or as participation arrangements pursuant to which the lender acquires a participation interest in the related eligible loans. The funds advanced to us are generally repaid using the proceeds from the sale or securitization of the loans to, or pursuant to, programs sponsored by Ginnie Mae or private secondary market investors, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.

When we draw on these warehouse lines of credit, we generally must transfer and pledge eligible loans, and comply with various financial and other covenants. The facilities generally have one-year terms and expire at various times during 2021. Under our facilities, we generally transfer the loans at a haircut which serves as the primary credit enhancement for the lender. Since the advances to us are generally for less than the acquisition cost of the loans, we are required to use working capital to fund the remaining portion of the funding required for the loan. The amount of the advance that is provided under the various facilities ranges from 90 to 104% of the market value or principal balance of the loans. Upon expiration, management believes it will either renew its existing facilities or obtain sufficient additional lines of credit. The interest rate on all outstanding facilities is LIBOR plus applicable margin.

The following table presents additional information about our Reverse Origination segment’s warehouse facilities as of March 31, 2021 (in thousands):

Reverse Warehouse Facilities	Maturity Date	Total Capacity	March 31, 2021
April 2021 $250M Facility(1)(2)	April 2021	$250,000	$163,787
April 2021 $200M Facility(1)	April 2021	200,000	19,422
June 2021 $75M Facility	June 2021	75,000	51,173
August 2021 $50M Facility(2)	August 2021	50,000	—
October 2021 $400M Facility	October 2021	400,000	367,253
December 2021 $100M Facility(2)	December 2021	100,000	56,777
March 2022 $100M Facility(2)	March 2022	100,000	15,726

Total reverse warehouse facilities		$1,175,000	$674,138

(1)	See Note 32 - Subsequent Events within the consolidated financial statements for additional information on facility amendments.
(2)	Denotes uncommitted facilities

Commercial loan facilities

As of March 31, 2021, our Commercial Originations segment had $0.7 billion in warehouse lines of credit collateralized by first lien mortgages and encumbered agricultural loans with $0.3 billion aggregate principal amount drawn through 6 funding facility arrangements with 6 active lenders. These facilities are either structured as master repurchase agreements under which ownership of the related eligible loans is temporarily transferred to a lender, as loan and security agreements pursuant to which the related eligible assets are pledged as collateral for the loan from the related lender or are collateralized by first lien loans or crop loans. The funds advanced to us are generally repaid using the proceeds from the sale or securitization of the loans to private secondary market investors, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.

When we draw on these facilities, we must transfer and pledge eligible loan collateral, and comply with various financial and other covenants. The facilities generally have one-year terms and expire at various times during 2021. Under our facilities, we generally transfer the loans at a haircut, which serves as the primary credit enhancement for the lender. One of our warehouse lines of credit is also guaranteed by our wholly-owned subsidiary, Finance of America Holdings LLC (“FAH”), the parent holding company to the commercial lending business. Since the advances to us are generally for less than 100% of the principal balance of the loans, we are required to use working capital to fund the remaining portion of the principal balance of the loans. The amount of the advance that is provided under the various facilities generally ranges from 70% to 85% of the principal balance of the loans. Upon expiration, management believes it will either renew its existing facilities or obtain sufficient additional lines of credit. The interest rate on all outstanding facilities is LIBOR plus applicable margin.

The following table presents additional information about our Commercial Origination segment’s warehouse facilities as of March 31, 2021 (in thousands):

Commercial Warehouse Facilities	Maturity Date	Total Capacity	March 31, 2021
November 2021 $50M Facility	November 2021	$50,000	$28,520
February 2022 $150M Facility(1)	February 2022	150,000	22,572
February 2022 $150M Facility	February 2022	150,000	14,534
August 2022 $75M	August 2022	75,000	13,900
September 2022 $150M Facility	September 2022	150,000	88,124
April 2023 $145M Facility	April 2023	145,000	106,575

Total commercial warehouse facilities		$720,000	$274,225

(1)	Denotes uncommitted facilities

General

With respect to each of our warehouse facilities, we pay certain up-front and/or ongoing fees which can be based on our utilization of the facility. In some instances, loans held by a lender for a contractual period exceeding 45 to 60 calendar days after we originate such loans are subject to additional fees and interest rates.

Certain of our warehouse facilities contain sub-limits for “wet” loans, which allow us to finance loans for a minimal period of time prior to delivery of the note collateral to the lender. “Wet” loans are loans for which the collateral custodian has not yet received the related loan documentation. “Dry” loans are loans for which all the sale documentation has been completed at the time of funding. Wet loans are held by a lender for a contractual period, typically between five and ten business days and are subject to a reduction in the advance amount.

Interest is generally payable at the time the loan is settled off the line or monthly in arrears and principal is payable upon receipt of loan sale proceeds or transfer of a loan to another line of credit. The facilities may also require the outstanding principal to be repaid if a loan remains on the line longer than a contractual period of time, which ranges from 45 to 365 calendar days.

Interest on our warehouse facilities vary by facility and may depend on the type of asset that is being financed. Interest is based on an applicable margin over the London Inter-Bank Offered Rate (“LIBOR”) or the prime rate as illustrated in the tables in this section above.

Loans financed under certain of our warehouse facilities are subject to changes in market valuation and margin calls. The market value of our loans depends on a variety of economic conditions, including interest rates and market demand for loans. Under certain facilities, if the market value of the underlying loans declines below the outstanding asset balance on such loans or if the UPB of such loans falls below a threshold related to the repurchase price for such loans, we could be required to (i) repay cash in an amount that cures the margin deficit or (ii) supply additional eligible assets or rights as collateral for the underlying loans to compensate for the margin deficit. Certain warehouse facilities allow for the remittance of cash back to us if the value of the loan exceeds the principal balance.

Our warehouse facilities require each of our borrowing subsidiaries to comply with various customary operating and financial covenants, including, without limitation, the following tests:

•	minimum tangible or adjusted tangible net worth;

•	maximum leverage ratio of total liabilities (which may include off-balance sheet liabilities) or indebtedness to tangible or adjusted tangible net worth;

•	minimum liquidity or minimum liquid assets; and

•	minimum net income or pre-tax net income.

In the event we fail to comply with the covenants contained in any of our warehouse lines of credit, or otherwise were to default under the terms of such agreements, we may be restricted from paying dividends, reducing or retiring our equity interests, making investments or incurring more debt. As a result of market disruptions and fair value accounting adjustments taken in March 2020 resulting from the COVID-19 outbreak, our commercial loan origination subsidiary was in violation of its first, second, and third quarter 2020 profitability covenants with two of its warehouse lenders. We received waivers of the covenant violations from both lenders as well as amendments to profitability covenants for the remaining quarter of 2020. As of March 31, 2021, we were in compliance with all financial covenants.

Other Secured Lines of Credits

As of March 31, 2021, our Mortgage, Reverse, and Commercial Originations segments collectively had $0.6 billion in additional secured facilities with $0.5 billion aggregate principal amount drawn through credit agreements or master repurchase agreements with 7 active lenders. These facilities are secured by, among other things, eligible asset-backed securities, MSRs, and HECM tails. In certain instances, these assets are subject to existing first lien warehouse financing, in which case these facilities (i.e., mezzanine facilities) are secured by the equity in these assets exceeding first lien warehouse financing. One of our facilities was with Blackstone Residential Operating Partnership LP, an affiliate of our sponsor, Blackstone, as lender. These facilities are generally structured as master repurchase agreements under which ownership of the related eligible assets are temporarily transferred to a lender. The funds advanced to us are generally repaid using the proceeds from the sale or securitization of the underlying assets or distribution from underlying securities, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.

When we draw on these facilities, we generally must transfer and pledge eligible assets to the lender, and comply with various financial and other covenants. Under our facilities, we generally transfer the assets at a haircut which serves as the primary credit enhancement for the lender. Three of these facilities are guaranteed by our wholly-owned subsidiary, FAH, the parent holding company to the mortgage, reverse mortgage and commercial lending businesses, and one of these also benefits from a pledge of equity of our wholly-owned subsidiary, FAR. Upon expiration, management believes it will either renew these facilities or obtain sufficient additional lines of credit.

The following table presents additional information about our other secured lines of credit for our Mortgage, Reverse and Commercial Originations segments as of March 31, 2021 (in thousands):

Other Secured Lines of Credit	Maturity Date	Interest Rate	Total Capacity	March 31, 2021
April 2021 $50M Facility(1)	April 2021	Prime + applicable margin; 6.00% floor	$50,000	$40,820
August 2021 $45M Facility	August 2021	10%	45,000	25,000
April 2022 $52.5M Facility	April 2022	LIBOR + applicable margin	52,500	52,500
April 2022 $45M Facility	April 2022	9.00%	45,000	24,853
February 2024 $90M Facility	February 2024	LIBOR + applicable margin	90,000	80,754
March 2026 $150M Facility - MSR	March 2026	LIBOR + applicable margin	150,000	89,298
$200M Repo Facility	N/A	Bond accrual rate + applicable margin	200,000	168,187
$2M Securities Repo Line	N/A	Distributed Bond Interest + 50 bps	2,048	2,048
$1.2M Repo Facility	N/A	LIBOR + applicable margin	1,215	1,215

Total other secured lines of credit			$635,763	$484,675

(1)	See Note 32 - Subsequent Events within the consolidated financial statements for additional information on facility amendments.

We pay certain up-front and ongoing fees based on our utilization with respect to many of these facilities. We pay commitment fees based upon the limit of the facility and unused fees are paid if utilization falls below a certain amount.

Interest is payable either at the time the loan or securities are settled off the line or monthly in arrears and principal is payable upon receipt of asset sale proceeds, principal distributions on the underlying pledged securities or transfer of assets to another line of credit and upon the maturity of the facility.

Under these facilities, we are generally required to comply with various customary operating and financial covenants. The financial covenants are similar to those under the warehouse lines of credit. We were in compliance with all of these covenants as of March 31, 2021.

HMBS related obligations

FAR is an approved issuer of HMBS securities that are guaranteed by Ginnie Mae and collateralized by participation interests in HECMs insured by the FHA. We originate HECMs insured by the FHA. Participations in the HECMs are pooled into HMBS securities which are sold into the secondary market with servicing rights retained. We have determined that loan transfers in the HMBS program do not meet the accounting definition of a participating interest because of the servicing requirements in the product that require the issuer/servicer to absorb some level of interest rate risk, cash flow timing risk and incidental credit risk due to the buyout of HECM assets as discussed below. As a result, the transfers of the HECMs do not qualify for sale accounting, and we, therefore, account for these transfers as financings. Holders of participating interests in the HMBS have no recourse against assets other than the underlying HECM loans, remittances, or collateral on those loans while they are in the securitization pools, except for standard representations and warranties and our contractual obligation to service the HECMs and the HMBS.

Remittances received on the reverse loans, if any, and proceeds received from the sale of real estate owned and our funds used to repurchase reverse loans are used to reduce the HMBS related obligations by making payments to the securitization pools, which then remit the payments to the beneficial interest holders of the HMBS. The maturity of the HMBS related obligations is directly affected by the liquidation of the reverse loans or liquidation of real estate owned and events of default as stipulated in the reverse loan agreements with borrowers. As an HMBS issuer, FAR assumes certain obligations related to each security it issues. The most significant obligation is the requirement to purchase loans out of the Ginnie Mae securitization pools once they reach certain limits set at loan origination for the maximum UPB allowed. Performing repurchased loans are generally conveyed to HUD and nonperforming repurchased loans are generally liquidated in accordance with program requirements.

As of March 31, 2021, we had HMBS-related borrowings of $9,926.1 million and HECMs pledged as collateral to the pools of $10,071.2 million, both carried at fair value.

Additionally, as the servicer of reverse loans, we are obligated to fund additional borrowing capacity primarily in the form of undrawn lines of credit on floating rate reverse loans. We rely upon our operating cash flows to fund these additional borrowings on a short-term basis prior to securitization. The additional borrowings are generally securitized within 30 days after funding. The obligation to fund these additional borrowings could have a significant impact on our liquidity.

Nonrecourse Debt

We securitize and issue interests in pools of loans that are not eligible for the Ginnie Mae securitization program. These include reverse mortgage loans that were previously repurchased out of an HMBS pool (“HECM Buyouts”), fix & flip securitized loans, and non FHA-insured non-agency reverse mortgages (“non-agency reverse mortgages-Securitized”). The transactions provide investors with the ability to invest in these pools of assets. The transactions provide us with access to liquidity for these assets, ongoing servicing fees, and potential residual returns for the residual securities we retain at the time of securitization. The transactions are structured as secured borrowings with the loan assets and liabilities, respectively, included in the Consolidated Statements of Financial Condition as mortgage loans held for investment, subject to nonrecourse debt, at fair value, and nonrecourse debt, at fair value. As of March 31, 2021, we had nonrecourse debt-related borrowings of $5,227.9 million.

Nonrecourse MSR Financing Liability, at Fair Value

In 2020, the Company entered into a nonrevolving facility commitment with various investors of FoA to pay an amount based on monthly cashflows received in respect of servicing fees generated from certain of the Company’s originated or acquired MSRs. Under these agreements, the Company has agreed to pay an amount to these parties equal to excess servicing and ancillary fees related to the identified MSRs in exchange for an upfront payment equal to the entire purchase price of the identified acquired or originated MSRs. These transactions are accounted for as financings under ASC 470, Debt.

As of March 31, 2021, the Company had an outstanding advance against this commitment of $22.4 million, with a fair value of $22.1 million, for the purchase of MSRs. The Company accrued for excess servicing and ancillary fees against the outstanding advances in the amount of $1.1 million to these investors for the three months ended March 31, 2021.

Senior Unsecured Notes

On November 5, 2020, Finance of America Funding LLC, a consolidated subsidiary of the Company, issued $350.0 million aggregate principal amount of senior unsecured notes due November 15, 2025. The senior unsecured notes bear interest at a rate of 7.875% per year, payable semi-annually in arrears on May 15 and November 15 beginning on May 15, 2021. The 7.875% senior unsecured notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by FoA and each of FoA’s material existing and future wholly-owned domestic subsidiaries (other than Finance of America Funding LLC and subsidiaries that cannot guarantee the notes for tax, contractual or regulatory reasons).

At any time prior to November 15, 2022, Finance of America Funding LLC may redeem some or all of the 7.875% senior unsecured notes at a redemption price equal to 100% of the principal amount thereof, plus the applicable premium as of the redemption date under the terms of the indenture and accrued and unpaid interest. The redemption price during each of the twelve-month periods following November 15, 2022, November 15, 2023, and at any time after November 15, 2024 is 103.938%, 101.969% and 100.000%, respectively, of the principal amount plus accrued and unpaid interest thereon. At any time prior to November 15, 2022, Finance of America Funding LLC may also redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to 107.875% of the aggregate principal amount of the senior unsecured notes redeemed, with an amount equal to or less than the net cash proceeds from certain equity offerings, plus accrued and unpaid interest.

Upon the occurrence of a change of control, the holders of the 7.875% senior unsecured notes will have the right to require Finance of America Funding LLC to make an offer to repurchase each holder’s 7.875% senior unsecured notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest. The consummation of the Business Combination did not result in a change of control for purposes of Finance of America Funding LLC’s 7.875% senior unsecured notes.

The 7.875% senior unsecured notes contain covenants limiting, among other things, Finance of America Funding LLC’s and its restricted subsidiaries’ ability to incur certain types of additional debt or issue certain preferred shares, incur liens, make certain distributions, investments and other restricted payments, engage in certain transactions with affiliates, and merge or consolidate or sell, transfer, lease or otherwise dispose of all or substantially all of Finance of America Funding LLC’s assets. These incurrence based covenants are subject to important exceptions and qualifications (including any relevant exceptions for the Business Combination). Many of these covenants will cease to apply with respect to the 7.875% senior unsecured notes during any time that the 7.875% senior unsecured notes have investment grade ratings from either Moody’s Investors Service, Inc. or Fitch Ratings Inc. and no default with respect to the 7.875% senior unsecured notes has occurred and is continuing.

FoA’s existing owners or their affiliated entities, including Blackstone and Brian L. Libman, FoA’s founder and chairman, purchased notes in the offering in an aggregate principal amount of $135.0 million.

Contractual Obligations and Commitments

The following table provides a summary of obligations and commitments outstanding as of March 31, 2021 (in thousands). The information below does not give effect to the Business Combination or the use of proceeds therefrom.

	Total	Less than 1 year	1- 3 years	3 - 5 years	More than 5 years
Contractual cash obligations:
Warehouse lines of credit	$2,753,646	$2,647,071	$106,575	$—	$—
MSR line of credit	170,052	—	80,754	89,298	—
Other secured lines of credit	416,647	65,820	179,377	—	171,450
Nonrecourse debt	5,110,698	1,229,167	3,881,531	—	—
Notes payable	336,296	—	—	336,296	—
Operating leases	50,001	14,869	30,526	4,052	554

Total	$8,837,340	$3,956,927	$4,278,763	$429,646	$172,004

In addition to the above contractual obligations, we have also been involved with several securitizations of HECM loans, which were structured as secured borrowings. These structures resulted in us carrying the securitized loans on the Consolidated Statements of Financial Condition and recognizing the asset-backed certificates acquired by third parties as HMBS obligations. The timing of the principal payments on this nonrecourse debt is dependent on the payments received on the underlying mortgage loans and liquidation of real estate owned REO. The outstanding principal balance of loans held for investment, subject to HMBS related obligations was $9,179.0 million as of March 31, 2021.

In addition to the above contractual obligations, we have also been involved in the sale of a portion of the excess servicing and/or an agreement to pay certain amounts based on excess servicing cashflows generated on our owned mortgage servicing rights. These transactions are treated as structured financings in the Consolidated Statements of Financial Condition with the recognized proceeds being recorded as nonrecourse MSR financing liability. The timing of the payments of the nonrecourse MSR financing liability is dependent on the payments received on the underlying mortgage servicing rights.

The payments that we will be required to make under the Tax Receivable Agreements that was entered into in connection with the Business Combination may be significant and are not reflected in the contractual obligations tables set forth above.

Off Balance Sheet Arrangements

In the ordinary course of business, we may engage in certain activities that are not reflected on the Consolidated Statements of Financial Condition, generally referred to as off-balance sheet arrangements. These activities typically involve transactions with unconsolidated variable interest entities (“VIEs”).

For all VIEs in which we are involved, we assess whether we are the primary beneficiary of the VIE on an ongoing basis. In circumstances where we have both the power to direct the activities that most significantly impact the VIEs’ performance and the obligation to absorb losses or the right to receive the benefits of the VIE that could be significant, we would conclude that we are the primary beneficiary of the VIE, and would consolidate the VIE (also referred to as on-balance sheet). In situations where we are not deemed to be the primary beneficiary of the VIE, we do not consolidate the VIE and only recognize our interests in the VIE (also referred to as off-balance sheet).

We do not have any other off-balance sheet arrangements with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes as of March 31, 2021.

CRITICAL ACCOUNTING POLICIES

Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. In particular, we have identified several policies that, due to the judgment, estimates and assumptions inherent in those policies, are critical to an understanding of the consolidated financial statements. These policies relate to fair value measurements, particularly those determined to be Level 3 as discussed in Note 5 - Fair Value within the consolidated financial statements. We believe that the judgment, estimates and assumptions used in the preparation of the consolidated financial statements are appropriate given the factual circumstances at the time. However, given the sensitivity of the consolidated financial statements to these critical accounting policies, the use of other judgments, estimates and assumptions could result in material differences in our results of operations or financial condition. Fair value measurements considered to be Level 3 representing estimated values based on significant unobservable inputs include (i) the valuation of loans held for investment, subject to HMBS related obligations at fair value (ii) the valuation of loans held for investment, subject to nonrecourse debt, at fair value (iii) the valuation of loans held for investment, at fair value (iv) the valuation of HMBS related obligations, at fair value and (v) valuation of nonrecourse debt, at fair value.

Fair Value Measurements

Reverse Mortgage Loans Held for Investment, at Fair Value

We have elected to account for all outstanding reverse mortgage loans held for investment at fair value. Outstanding reverse mortgage loans held for investment, at fair value include originated reverse mortgage loans that are expected to be sold or securitized in the secondary market, reverse mortgage loans that were previously securitized into either an HMBS or private securitization, or repurchased reverse loans out of Ginnie Mae securitization pools.

We have determined that HECM loans transferred under the current Ginnie Mae HMBS securitization program do not meet the requirements for sale accounting and are not derecognized upon date of transfer. The Ginnie Mae HMBS securitization program includes certain terms that do not meet the participating interest requirements and require or provide an option for the Company to reacquire the loans prior to maturity. Due to these terms, the transfer of the loans does not meet the requirements of sale accounting. As a result, the Company accounts for HECM loans transferred into HMBS securitizations as secured borrowings and continues to recognize the loans as held for investment, along with the corresponding liability for the HMBS related obligations.

As a jumbo reverse mortgage, non-agency reverse mortgage loans are designated for homeowners aged 62 or older with higher priced homes. The minimum home value is $0.5 million and the maximum loan amount is $4.0 million. Non-agency reverse mortgage loans are not insured by the FHA and will not be placed into a Ginnie Mae HMBS. However, the Company may transfer or pledge these assets as collateral for securitized nonrecourse debt obligations.

Reverse mortgage loans held for investment, at fair value also include claims receivable that have been submitted to HUD awaiting reimbursement. These amounts are recorded net of amounts the Company does not expect to recover through outstanding claims.

As an issuer of HMBS, we are required to repurchase reverse loans out of the Ginnie Mae securitization pools once the outstanding principal balance of the related HECM is equal to or greater than 98% of the maximum claim amount (“MCA”) (referred to as unpoolable loans). Performing repurchased loans are conveyed to HUD and payment is received from HUD typically within 75 days of repurchase. Nonperforming repurchased loans are generally liquidated through foreclosure, subsequent sale of the real estate owned, and claim submissions to HUD.

We recognize reverse mortgage loans held for investment at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on mortgage loans and related obligations in the Consolidated Statements of Operations and Comprehensive Income. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being prepayment, borrower mortality, borrower draw, home price appreciation, and discount rate assumptions.

Commercial Loans Held for Investment, at Fair Value

We have elected to account for all outstanding commercial loans held for investment at fair value. Outstanding commercial loans include originated Fix & Flip loans, consisting of short-term loans for individual real estate investors, with terms ranging from 9-18 months for which we intend to hold to maturity.

We recognize commercial loans held for investment at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on loans in the Consolidated Statements of Operations and Comprehensive Income. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions used in the model are based on various factors, with the key assumptions being prepayment, default rate, and discount rate assumptions.

Mortgage Servicing Rights, at Fair Value

We account for retained and acquired MSRs in accordance with ASC 860, Transfers and Servicing. Under this method, servicing assets are measured at fair value on a recurring basis with changes in fair value recorded through earnings in the period of the change as a component of fee income in the Consolidated Statements of Operations and Comprehensive Income.

The fair value of the MSRs is based upon the present value of the expected future net cash flows related to servicing these loans. For MSRs that we have current commitments to sell to third parties, the fair value is based on the outstanding commitment price. We receive a base servicing fee based on the remaining outstanding principal balances of the loans, which are collected from borrowers on a monthly basis. We determine the fair value of the MSRs by the use of a discounted cash flow model that incorporates prepayment speeds, delinquencies, discount rate, ancillary revenues and other assumptions (including costs to service) that management believes are consistent with the assumptions other similar market participants use in valuing the MSRs.

HMBS Obligations, at Fair Value

We have elected to account for all outstanding HMBS obligations at fair value. The HMBS obligation considers the obligation to pass FHA insured cash flows through to the beneficial interest holders (repayment of the secured borrowings) of the HMBS securities and the servicer and issuer obligations of the Company.

As issuer and servicer of the HMBS security, we are required to perform various servicing activities, including processing borrower payments, maintaining borrower contact, facilitating borrower advances, generating borrower statements, and facilitating loss-mitigation strategies in an attempt to keep defaulted borrowers in their homes.

We recognize HMBS obligations at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on loans in the Consolidated Statements of Operations and Comprehensive Income. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being prepayment, borrower mortality, and discount rate assumptions.

Nonrecourse Debt, at Fair Value

We have elected to account for all outstanding nonrecourse debt at fair value. We issued nonrecourse debt securities, at fair value secured by loans made to real estate investors, which provides the Company with access to liquidity for the loans and ongoing management fees. The principal and interest on the outstanding certificates are paid using the cash flows from the underlying securitized loans, which serve as collateral for the debt.

We recognize our outstanding nonrecourse debt at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on loans in the Consolidated Statements of Operations and Comprehensive Income. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being prepayment, borrower mortality, and discount rate assumptions.

We use various internal financial models that use market participant data to value these loans. These models are complex and use asset specific collateral data and market inputs for interest and discount rates. In addition, the modeling requirements of loans are complex because of the high number of variables that drive cash flows associated with the loans. Even if the general accuracy of our valuation models is validated, valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the models. On a quarterly basis, we obtain external market valuations from independent third party valuation experts in order to validate the reasonableness of our internal valuation.

Business Combinations and Goodwill

Acquisitions that qualify as a business combination are accounted for using the acquisition method of accounting. The fair value of consideration transferred for an acquisition is allocated to the assets acquired and liabilities assumed based on their fair value as of the acquisition date. Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and identified intangible assets, net acquired under a business combination.

Under the acquisition method of accounting, we complete valuation procedures for an acquisition to determine the fair value of the assets acquired and liabilities assumed. These valuation procedures require management to make assumptions and apply significant judgment to estimate the fair value of the assets acquired and liabilities assumed. If the estimates or assumptions used should significantly change, the resulting differences could materially affect the fair value of net assets. We estimate the fair value of the intangible assets acquired generally through a combination of a discounted cash flow analysis (the income approach) and an analysis of comparable market transactions (the market approach). For the income approach, we base the inputs and assumptions used to develop these estimates on a market participant perspective which include estimates of projected revenue, discount rates, economic lives and income tax rates, among others, all of which require significant management judgment. For the market approach, we apply judgment to identify the most comparable market transactions to the transaction. Finite lived intangible assets, net, which are primarily comprised of customer relationships and technology, are amortized over their estimated useful lives using the straight-line method, or on a basis more representative of the time pattern over which the benefit is derived, and are assessed for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable.

Goodwill is not amortized, but is reviewed for impairment annually as of October 1st and monitored for interim triggering events on an ongoing basis. Goodwill is reviewed for impairment utilizing either a qualitative assessment or a quantitative goodwill impairment test. If we choose to perform a qualitative assessment and determines the fair value more likely than not exceeds the carrying value, no further evaluation is necessary. For reporting units where we perform the quantitative goodwill impairment test, we compare the fair value of each reporting unit, which we primarily determine using an income approach based on the present value of discounted cash flows, to the respective carrying value, which includes goodwill. If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, the difference would be recognized as an impairment loss.

New Accounting Pronouncements

Refer to Note 2 - Summary of Significant Accounting Policies within the consolidated financial statements for a summary of recently adopted and recently issued accounting standards and their related effects or anticipated effects on the Consolidated Statements of Operations and Comprehensive Income and Consolidated Statements of Financial Condition.

Quantitative and Qualitative Disclosures about Market Risk

Our principal market risk is to interest rate risk, primarily to changes in long-term Treasury rates and mortgage interest rates due to their impact on mortgage-related assets and commitments. Changes in short-term interest rates will also have an impact on our warehouse financing lines of credit.

Interest Rate Risk

Changes in interest rates will impact our operating segments as follows:

Portfolio Management

•

an increase in interest rates could generate an increase in delinquency, default and foreclosure rates resulting in an increase in both higher servicing costs and interest expense on our outstanding debt.

•	an increase in interest rates and market spreads may cause a reduction in the fair value of our long-term assets.

•	a decrease in interest rates may generally increase prepayment speeds of our long-term assets which would lead a reduction in the fair value of our long-term assets.

Originations (Mortgage, Reverse and Commercial)

•	an increase in prevailing interest rates could adversely affect our loan origination volume as refinancing activity will be less attractive to existing borrowers.

•	an increase in interest rates will lead to a higher cost of funds on our outstanding warehouse lines of credit.

Lender Services

•

an increase in interest rates will lead to lower origination volumes which would negatively impact the amount of title and insurance clients we are able to service and the number of title policies that we are able to underwrite.

•	lower origination volumes from an increase in interest rates may lead to a reduction in our fulfillment services as we process fewer loans for our clients.

•	an increase in interest rates may lead to fewer student loan applications that we are asked to process for our clients.

We actively manage the risk profile of Interest Rate Lock Commitments (“IRLCs”) and loans held for sale on a daily basis and enter into forward sales of MBS in an amount equal to IRLCs expected to close assuming no change in mortgage interest rates.

Earnings on our held for investment assets depend largely on our interest rate spread, represented by the relationship between the yield on our interest-earning assets, primarily securitized assets, and the cost of our interest-bearing liabilities, primarily securitized borrowings. Interest rate spreads are impacted by several factors, including forward interest rates, general economic factors, and the quality of the loans in our portfolio.

Consumer Credit Risk

We are exposed to credit risk in the event that certain of our borrowers are unable to pay their outstanding mortgage balances. We manage this credit risk by actively managing delinquencies and defaults through our servicers. We provide servicing oversight of our servicers to ensure they perform loss mitigation, foreclosure and collection functions according to standard acceptable servicing practices and in accordance with our various pooling and servicing agreements. We estimate the fair values on our outstanding mortgage loans using a combination of historical loss frequency and loss experience.

We principally sell our mortgage loans on a nonrecourse basis. We provide representations and warranties to purchasers of the loans sold over the life of the loan. Whenever there is a breach of these representation and warranties we will be required to repurchase the loan or indemnify the purchaser, and any subsequent loss on the loan will be borne by us. If there is no breach of the representation and warranty provision, we have no obligation to indemnify or repurchase the investor against loss. The outstanding UPB plus any premiums on the purchased loans represent the maximum potential exposure on outstanding representation and warranties that we are exposed to.

We estimate a reserve for losses on repurchased loans and indemnifications for future breaches of representation and warranties on any sold loans. This estimate is based on historical data on loan repurchase and indemnity activity, actual losses on repurchase loans and other factors.

Counterparty Credit Risk

We are exposed to counterparty credit risk in the event of nonperformance by counterparties to various agreements. We monitor the credit ratings of counterparties and do not anticipate material losses due to counterparty nonperformance.

Sensitivity Analysis

We utilize a sensitivity analysis to assess our market risk associated with changes in interest rates. This sensitivity analysis attempts to assess the potential impact to earnings based on hypothetical changes in interest rates.

The fair value of certain of our outstanding mortgage loans and related liabilities, MSRs, and certain investments are valued utilizing a discounted cash flow analysis. The primary assumptions we utilize in these models include prepayment speeds, market discount rates, and credit default rates.

Our total market risk is impacted by a variety of other factors including market spreads and the liquidity of the markets. There are certain limitations inherent in the sensitivity analysis presented, including the necessity to conduct the analysis based on a single point in time.

The sensitivities presented are hypothetical and should be evaluated with care. The effect on fair value of a 25 bps variation in assumptions generally cannot be determined because the relationship of the change in assumptions to the fair value may not be linear. Additionally, the impact of a variation in a particular assumption on the fair value is calculated while holding other assumptions constant. In reality, changes in one factor may lead to changes in other factors, which could impact the above hypothetical effects.

	March 31, 2021
	Down 25 bps	Up 25 bps
	(in thousands)
Increase (decrease) in assets
Reverse mortgage loans held for investment, subject to HMBS related obligations	$31,560	$(29,178)
Mortgage loans held for investment, subject to nonrecourse debt:
Reverse mortgage loans	63,332	(60,879)
Fix & flip mortgage loans	311	(215)
Mortgage loans held for investment:
Reverse mortgage loans	8,127	(7,435)
Fix & flip mortgage loans	179	(179)
Agricultural loans	169	(169)
Mortgage loans held for sale:
Residential mortgage loans	29,284	(37,274)
SRL	644	(948)
Portfolio	600	(588)
Mortgage servicing rights	(10,687)	8,921
Other assets	3	(3)
Derivative assets:
Forward commitments and TBAs	101	(81)
Forward MBS	(32,543)	37,455
IRLCs	14,202	(18,077)

Total assets	$105,282	$(108,650)

Increase (decrease) in liabilities
HMBS related obligation	$28,800	$(26,435)
Nonrecourse debt	22,126	(22,143)
Derivative liabilities:
Forward MBS	473	(545)
Interest rate swaps and futures contracts	23,163	(23,163)

Total liabilities	$74,562	$(72,286)